                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                THE KROGER CO.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                                  ----------

                                     PROXY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                PROXY STATEMENT
                                      AND
                               1996 ANNUAL REPORT
                                  ----------


                                 [KROGER LOGO]

                                                COVER PRINTED ON RECYCLED PAPER
                                                LOGO

TO OUR FELLOW SHAREHOLDERS:
The strong performance of The Kroger Co. in Fiscal Year 1996 was highlighted by:
    . the fourth consecutive year of improved sales, cash flow, and earnings; . continuation of the largest store construction program in the Company's history;
    . completion of consolidated distribution center projects to achieve economies of scale;
    . substantial progress in cost reduction.
These achievements, the result of dedicated efforts by 212,000 Kroger associates, helped generate a 24% increase in the price of Kroger's stock during 1996.

1996 IN REVIEW
Earnings before a charge for early debt retirement were $352.7 million, compared to $318.9 million in 1995. Fully diluted earnings per share rose from $2.50 to $2.67 on the same basis. After the debt retirement charge, Kroger's net earnings were $349.8 million, or $2.65 per share. Operating cash flow increased 6.7% to $1.241 billion.
Sales in 1996 reached $25.2 billion, a 5.2% increase over 1995. Comparable store sales, which include sales from expanded and relocated stores, increased 4% while identical food store sales rose 1% excluding the effects of strikes at two divisions.
Capital expenditures totaled $734 million in 1996, about even with the previous year. In addition, Kroger completed $72 million in sale and leaseback transactions for supermarkets. During the Fiscal Year, our Company opened, expanded or relocated 116 stores, which increased total food store square footage by 6.7%. At the end of 1996, Kroger operated 1,356 food stores under seven names in 24 states and 831 convenience stores under six banners. Retail operations are supported by 36 manufacturing plants which produce Kroger-label products as well as items for other food manufacturing and retail clients. During the past four years, Kroger has invested approximately $232 million in technology and logistics projects. The financial return on these investments is very attractive and the new systems provide a competitive advantage. These systems have improved customer service while reducing product, distribution, and operating costs.

FINANCIAL REVIEW AND DEBT REDUCTION
Strong operating cash flow and careful working capital management strengthened Kroger's financial structure in 1996. The Company redeemed the $125 million outstanding balance of 9% Senior Subordinated Notes and issued $240 million of 8.15% Senior Notes. Net interest expense for the year declined to just under $300 million from $312.7 million.
As of early 1997, both Fitch Investors Service, L.P. and Moody's Investors Service upgraded the Company's debt to "investment grade," citing Kroger's consistent financial performance. This upgrade is a major achievement for our Company and a positive development for shareholders. It expands the base of potential investors, reduces interest costs on future borrowings, and improves Kroger's access to capital.

OPERATING STRATEGY, 1997-1999
Kroger's objective is to generate a minimum 13-15% annualized increase in earnings per share over the next three years. This goal is challenging, but achievable. In order to reach it, the Company will remain focused on strategies to generate sales and earnings growth from:
--construction of new square footage;
--generation of higher returns from existing assets; and --enhancement of technology and logistics systems.

 . New Square Footage. Over the next three years, Kroger will invest approximately $800-$850 million annually to complete 100 store projects each year. This growth will increase retail square footage by about 5-6% per year.
As in the recent past, we will concentrate our storing program in existing markets. Kroger enjoys the number one or two share in virtually every major and secondary market we serve. Our capital investment strategy is designed to build on this strength and take advantage of distribution, administrative, and advertising efficiencies.
Kroger will continue to consider selective acquisitions that complement our operating territories. In early 1997, we acquired 10 stores from Harvest Foods, Inc. in Arkansas. These new locations augment Kroger's strong presence in the Little Rock metropolitan area and bring our stores to several contiguous areas.
 . Higher returns from existing assets. Kroger's combination food and drug store is the powerful format that drives our business. Our division and store managers are experts at operating these facilities in a manner that offers exciting product variety and merchandising approaches, one-stop shopping convenience, and outstanding customer service in a cost effective manner.
The stores are in excellent physical condition. Within the past five years, half have been constructed, expanded, or remodeled. They are equipped with modern technology and information systems, such as in-store processors and a satellite network, that enhance efficiency and enable our associates to focus on serving customer needs. We are now implementing a new generation of technologies that will further enhance store productivity. These include improved check authorization systems, electronic shelf price audits, electronic funds transfer, and electronic pharmacy claims adjudication.
In 1995-96, Kroger invested approximately $70 million in logistics projects designed to streamline our distribution network and reduce costs of transportation and storage. A substantial portion of this investment was earmarked to expand three existing consolidation centers and to build a fourth center for the distribution of slow-moving grocery and health and beauty care items. In addition, the Company is consolidating small satellite warehouses for grocery and perishable products to reduce distribution costs.
For many years, Kroger has centrally procured produce, health and beauty care items, and meat and deli products. Most grocery items have been purchased by individual marketing areas. In early 1997, Kroger began to achieve additional buying efficiencies by coordinating certain grocery purchases across marketing areas. Kroger can now take advantage of its $25 billion sales volume to negotiate national promotions that will reduce product costs.
 . Technology and logistics enhancements. Kroger's investment in technology and logistics surpassed $72 million in 1996. Some of the projects underway include:
Warehouse information management system (WIMS): a computerized real time program that enables our distribution centers to reduce inventory levels while improving the accuracy of purchase orders and invoices. WIMS is currently under test in two distribution centers.
Computer assisted ordering (CAO): a promising technology which matches product shipments to actual sales volumes, thus reducing inventory and improving each store's ability to manage precious shelf space. More than 350 stores are currently using CAO.
Paperless environment: the replacement of paper by electronic data wherever economical. In cooperation with major suppliers, Kroger is eliminating paper invoices and purchase orders through electronic data interchange (EDI). The goal is to eliminate paper transactions. We are also using electronic data transmission in a variety of internal programs.

LABOR RELATIONS
Kroger experienced a positive labor relations environment in 1996, except for strikes in our King Soopers and City Markets divisions. Overall, the Company continued to make progress by successfully negotiating more than 60 collective bargaining agreements. Several of these are extended 4-5 year contracts.

COMMUNITY ACTIVITIES
Throughout 1996, Kroger's community relations activities enhanced the Company's corporate reputation among customers, associates, civic and charitable organizations, and public officials. The Kroger Co. Foundation contributed $2.9 million to a wide variety of community projects. Cash contributions from operating earnings totaled $5.5 million. In addition, the Company donated more than $5.5 million of products--much of which served communities affected by emergency or disaster relief situations.
Thousands of Kroger associates were enthusiastic volunteer participants in a number of community-wide charitable events. For example, Kroger employees raised just over $1 million during 1996 for the March of Dimes, which represented the third highest total collected by any company in the United States.
The favorable publicity generated by these activities strengthened Kroger's community reputation for customer service. In April, the Cincinnati-Dayton division was honored as "Employer of the Year" by Arc, an agency that supports people with mental retardation. The award was prompted in part by complimentary letters from Kroger shoppers who had been served by store associates with physical or mental disabilities.

THE YEAR AHEAD
Kroger management is confident that the Company's strategy will continue to generate solid growth and increasing value for shareholders. The execution of our business strategy is founded upon the support and talents of Kroger's 212,000 associates. Their exceptional service to customers and communities is the source of Kroger's strong performance. We extend our sincere thanks for their commitment.
In March 1997 the Company announced a 2-for-1 stock split on its common stock, effective as of the close of business on April 4, 1997. The decision to split the stock reflects the Board of Directors' confidence in the long term performance and strength of the Company and is a compliment to the sustained commitment of Kroger's dedicated associates.

DIRECTOR AND EXECUTIVE CHANGES
Edward M. Liddy, President and Chief Operating Officer of the Allstate Corporation, was elected to the Board of Directors.
Warren F. Bryant, President of Dillon Companies, Inc., was elected to the additional position of Chief Executive Officer of Dillon. Donald E. Becker, Vice President--Merchandising, Cincinnati-Dayton Marketing Area, was promoted to President, Central Marketing Area, replacing Theodore Engel, who retired after 39 years of distinguished service. Don W. McGeorge, President of the Michigan Marketing Area, was named President of the Columbus Marketing Area, succeeding William D. Parker, who retired after 40 years service with Kroger. McGeorge was replaced as President in Michigan by Bruce A. Lucia, who had been Executive Vice President of the division. Mark Salisbury was promoted to President of Tom Thumb Convenience Stores, and Henry R. Waguespack was named President of Kwik Shop, Inc. John Cox was named President of Jackson Ice Cream Co., Inc. Geoffrey J. Covert joined Kroger as Vice President, Grocery Products Group.

/s/ Joseph A. Pichler             /s/ David B. Dillon
---------------------------       -----------------------------------
 Joseph A. Pichler Chairman       David B. Dillon President and Chief
 and Chief Executive Officer      Operating Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                                 Cincinnati, Ohio, April 4, 1997
To All Shareholders
of The Kroger Co.:
The annual meeting of shareholders of The Kroger Co. will be held at the OMNI NETHERLAND PLAZA, 35 WEST FIFTH STREET, Cincinnati, Ohio, on May 15, 1997, at
10 A.M., for the following purposes:
    1. To elect five directors to serve until the annual meeting of shareholders in 2000 or until their successors have been elected and qualified;
    2. To consider and act upon a proposal to approve the 1997 Long-Term Incentive Plan;
    3. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 1997; and
    4. To transact such other business as may properly be brought before the meeting; all as set forth in the Proxy Statement accompanying this Notice.
Holders of common shares of record at the close of business on March 18, 1997, will be entitled to vote at the meeting.
YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                               By order of the Board of
                                               Directors,
                                               Paul W. Heldman, Secretary

                                PROXY STATEMENT

                                                 Cincinnati, Ohio, April 4, 1997
The accompanying proxy is solicited by the Board of Directors of The Kroger
Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained Hill & Knowlton, Inc., 420 Lexington Avenue, New York, New York to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails.
Joseph A. Pichler, John T. LaMacchia, and T. Ballard Morton, Jr., all of whom are directors of the Company, have been named members of the Proxy Committee. The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on April 4, 1997.
As of the close of business on March 18, 1997, the Company's outstanding voting securities consisted of 126,959,971 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder intends to cumulate votes for the election of directors and, if an announcement of the giving of that notice is made by or on behalf of the shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder will have the right to cumulate votes at the election.

If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to five times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner. Any vote "FOR" the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes, as the Proxy Committee determines, if cumulative voting is requested.
The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows. The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on that proposal. The 1997 Long-Term Incentive Plan is to be approved by a majority of the shares represented at the meeting. Therefore, broker non-votes will have no effect and abstentions will have the effect of a vote against the proposal. Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of common shares represented. Accordingly, broker non-votes will have no effect and abstentions will have the effect of a vote against the proposal.

                           PROPOSALS TO SHAREHOLDERS
                             ELECTION OF DIRECTORS
                                  (ITEM NO. 1)

The Board of Directors, as now authorized, consists of 14 members divided into three classes. Prior to the annual meeting of shareholders, the Board of Directors expects to increase the authorized size of the Board to 15 members. Five directors are to be elected at the annual meeting to serve until the annual meeting in 2000 or until their successors have been elected by the shareholders, or by the Board of Directors pursuant to the Company's Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date hereof. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following five persons:

                                            PROFESSIONAL                                DIRECTOR
        NAME                               OCCUPATION (1)                         AGE    SINCE
------------------------------------------------------------------------------------------------
        NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2000
REUBEN V. ANDERSON   Mr. Anderson is a member, in the Jackson, Mississippi of-    54      1991
                     fice, of Phelps Dunbar, a New Orleans law firm. Prior to
                     joining this law firm, he was a justice of the Supreme
                     Court of Mississippi. Mr. Anderson is a director of
                     Trustmark National Bank and BellSouth Corporation. He is
                     chair of the Social Responsibility Committee and a member
                     of the Audit Committee.
CLYDE R. MOORE       Mr. Moore is President, Chief Operating Officer, and a di-   43       --
                     rector of Thomas & Betts Corporation, a manufacturer of
                     electrical and electronic components. He has been elected
                     President and Chief Executive Officer of Thomas & Betts
                     Corporation effective May 7, 1997. Prior to this Mr. Moore held a variety of senior operating positions at Thomas &
                     Betts Corporation and FL Industries, Inc. Mr. Moore is a
                     member of the advisory board of the American Manufacturing
                     Corporation.
JOHN D. ONG          Mr. Ong is Chairman of The BFGoodrich Company, a chemical    63      1975
                     and aerospace company. He is a director of Cooper Indus-
                     tries, Inc.; Ameritech Corporation; The Geon Company;
                     ASARCO Inc.; and TRW Inc. Mr. Ong is vice chair of the Fi-
                     nancial Policy Committee and a member of the Corporate
                     Governance and Executive Committees.
JOSEPH A. PICHLER    Mr. Pichler is Chairman of the Board and Chief Executive     57      1983
                     Officer of Kroger. He is a director of The BFGoodrich Com-
                     pany and Cincinnati Milacron. Mr. Pichler is chair of the
                     Executive Committee.

                                             PROFESSIONAL                                 DIRECTOR
         NAME                               OCCUPATION (1)                          AGE    SINCE
--------------------------------------------------------------------------------------------------
 MARTHA ROMAYNE SEGER Dr. Seger is a Financial Economist and currently is a         65      1991
                      Distinguished Visiting Professor at Central Michigan Uni-
                      versity. From 1991-1993 she was the John M. Olin Distin-
                      guished Fellow at The Karl Eller Center of the University
                      of Arizona. She was a member of the Board of Governors of
                      the Federal Reserve System from 1984-1991. She is a di-
                      rector of Amerisure Companies; Amoco Corporation;
                      Providian Corporation; Fluor Corporation; Johnson Con-
                      trols, Inc.; Tucson Electric Power Company; and Xerox
                      Corporation. Dr. Seger is a member of the Financial Policy and Social Responsibility Committees.
              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 1999
 RICHARD W. DILLON    Mr. Dillon is Chairman Emeritus of the Board of Dillon        69        1983
                      Companies, Inc., a wholly-owned subsidiary of Kroger. Mr.
                      Dillon is a member of the Financial Policy Committee.
 JOHN T. LAMACCHIA    Mr. LaMacchia is President, Chief Executive Officer, and a    55        1990
                      director of Cincinnati Bell Inc., a telecommunications
                      holding company. He is chair of the Audit Committee and a
                      member of the Compensation and Executive Committees.
 EDWARD M. LIDDY      Mr. Liddy is President, Chief Operating Officer, and a        51        1996
                      director of the Allstate Corporation, the largest publicly held personal lines insurance company in the United
                      States. Prior to this he was Senior Vice President and
                      Chief Financial Officer of Sears, Roebuck and Co., where
                      he held a variety of senior operating and financial posi-
                      tions since 1988. Mr. Liddy also serves as a non-executive
                      Chairman of the Board of The PMI Group, Inc., the third
                      largest private mortgage insurer in the United States. He
                      is a member of the Audit and Financial Policy Committees.
 T. BALLARD MORTON,   Mr. Morton is Executive in Residence of the College of        64        1968
  JR.                 Business & Public Administration of the University of
                      Louisville. He is a director of PNC Bank, Kentucky, Inc.
                      and LG&E Energy Corp. Mr. Morton is chair of the Financial
                      Policy Committee, vice chair of the Compensation Commit-
                      tee, and a member of the Executive Committee.
 KATHERINE D. ORTEGA  Ms. Ortega served as an Alternate Representative of the       62        1992
                      United States to the 45th General Assembly of the United
                      Nations in 1990-1991. Prior to that, she served as Trea-
                      surer of the United States. Ms. Ortega is a director of
                      Ultramar Diamond Shamrock Corporation; Ralston Purina Co.;
                      Long Island Lighting Company; The Paul Revere Corporation;
                      and Rayonier Inc. She is vice chair of the Audit Committee and a member of the Social Responsibility Committee.

                                            PROFESSIONAL                                DIRECTOR
       NAME                                OCCUPATION (1)                         AGE    SINCE
------------------------------------------------------------------------------------------------
              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 1998
JOHN L. CLENDENIN    Mr. Clendenin is Chairman of the Board of BellSouth Corpo-   62      1986
                     ration, a holding company with subsidiaries in the tele-
                     communications business. He is a director of Wachovia
                     Corp.; Equifax Incorporated; Providian Corporation; RJR
                     Nabisco Holdings Corp.; Springs Industries, Inc.; Coca
                     Cola Enterprises, Inc.; The Home Depot, Inc.; and National
                     Service Industries, Inc. Mr. Clendenin is chair of the
                     Corporate Governance Committee and a member of the Social
                     Responsibility Committee.
DAVID B. DILLON      Mr. Dillon was elected President and Chief Operating Offi-   46      1995
                     cer of Kroger in 1995. Prior to this he was elected Execu-
                     tive Vice President in 1990; Chairman of the Board of Dil-
                     lon Companies, Inc., a wholly-owned subsidiary of Kroger,
                     in 1992; and President of Dillon Companies, Inc., in 1986.
                     He is a director of the First National Bank of Hutchinson,
                     Kansas. Mr. Dillon is vice chair of the Executive Commit-
                     tee.
PATRICIA SHONTZ      Dr. Longe is an Economist and a Senior Partner of The        63      1977
LONGE                Longe Company, an economic consulting and investment firm.
                     She is a director of The Detroit Edison Company; DTE En-
                     ergy Company; Jacobson Stores, Inc.; Comerica, Inc.;
                     Comerica Bank & Trust, FSB; and Warner-Lambert Company.
                     Dr. Longe is vice chair of the Corporate Governance Com-
                     mittee and a member of the Compensation Committee.
THOMAS H. O'LEARY    Mr. O'Leary is Chairman of Burlington Resources Inc., a      63      1977
                     natural resources business. He is a director of The
                     BFGoodrich Company. Mr. O'Leary is chair of the Compensa-
                     tion Committee and a member of the Corporate Governance
                     Committee.
JAMES D. WOODS       Mr. Woods is Chairman Emeritus and Consultant of Baker       65      1994
                     Hughes Incorporated, a company that provides equipment and services to the petroleum and process industries. He is a
                     director of Union Texas Petroleum Holdings Inc., Varco In-
                     ternational, and Wynn's International Inc. Mr. Woods is
                     vice chair of the Social Responsibility Committee and a
                     member of the Audit Committee.

--------------------------------------------------------------------------------
(1) Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
DIRECTORS' COMPENSATION
Each non-employee director is currently paid an annual retainer of $28,000 plus fees of $1,500 for each board meeting and $1,000 for each committee meeting attended. Committee chairs receive an additional annual retainer of $4,000. Directors who are employees of the Company receive no compensation for service as directors. The Company provides accidental death and disability insurance for directors at a cost to the Company in 1996 of $167 per director. The Company also provides a major medical plan for directors.
Under the 1994 Long-Term Incentive Plan, in 1996 the Company granted to each of its non-employee directors owning a minimum of 1,000 shares of Company common stock as of the date of the annual meeting of shareholders, options to purchase 2,000 shares of common stock at an option price equal to the fair market value of the stock at the date of the grant, and each non-employee director received a grant on that date. The options vest in 666, 667 and 667 share amounts on the first, second, and third annual anniversary of the date of grant. Based on the closing price of Kroger stock on the New York Stock Exchange, as of December 28, 1996, the value of each grant of options made in 1996, none of which were exercisable, was $10,860. If the shareholders approve the 1997 Long-Term Incentive Plan, these grants to directors will continue on the same terms except that the vesting period will increase to five years.
The Company has an unfunded retirement program for outside directors. The retirement benefit is the average compensation for the five calendar years preceding retirement. Directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter. Benefits for directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later.

COMMITTEES OF THE BOARD
The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. During 1996, the Audit Committee met three times, the Compensation Committee met three times, and the Corporate Governance Committee met two times. Committee memberships are shown on pages 6 through 8 of this Proxy Statement. The Audit Committee reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board and ratification by shareholders. The Compensation Committee determines the compensation of the Company's senior management and administers its stock option and benefit programs. The Corporate Governance Committee is responsible for developing criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of the Company, the Chief Executive Officer, and the Board. The Board of Directors met seven times in 1996. During 1996, all directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member, with the exception of Mr. Ong and Dr. Seger.
The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to the Company's annual meeting in May 1998, together with a description of the proposed nominee's qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company's executive offices not later than December 6, 1997.

CERTAIN TRANSACTIONS
The law firm of Gilliland & Hayes, of which Bradley D. Dillon, son of Richard
W. Dillon, is a partner, rendered legal services to subsidiaries of the Company which resulted in fees paid to the law firm in 1996 of $202,305. The management of the Company has determined that these amounts paid by the Company for the services are fair and competitive.
In addition, the law firm of Phelps Dunbar, of which Reuben V. Anderson is a partner, rendered legal services to the Company which resulted in fees paid to the law firm by the Company in 1996 of $17,779. The management of the Company has determined that amounts paid by the Company for the services are fair and competitive.

                       COMPENSATION OF EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
SUMMARY COMPENSATION
   The following table shows the compensation for the past three years of the Chief Executive Officer and each of the Company's four most highly compensated executive officers, excluding the Chief Executive Officer (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                    ANNUAL COMPENSATION       LONG TERM COMPENSATION(1)
                               ------------------------------ -------------------------
                                                                       AWARDS
                                                              -------------------------
                                                              RESTRICTED   SECURITIES
                                                 OTHER ANNUAL    STOCK     UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL           SALARY   BONUS   COMPENSATION   AWARDS    OPTIONS/SARS   COMPENSATION
        POSITION          YEAR   ($)      ($)        ($)          ($)          (#)           ($)
------------------------------------------------------------------------------------------------------
                                                     (2)            (3)          (4)         (5)
Joseph A. Pichler         1996 $452,400 $486,893   $18,741                   30,000        $ 26,760
 Chairman and Chief       1995 $447,046 $614,197   $16,412                   30,000        $ 24,300
 Executive Officer        1994 $430,385 $684,447   $19,511                   27,000        $ 23,023

David B. Dillon           1996 $326,977 $321,773   $ 5,186                   18,000        $504,955(6)
 President and Chief      1995 $305,083 $309,731   $ 4,456     $332,250      25,000        $ 31,166(7)
 Operating Officer        1994 $290,000 $281,059                             15,000        $  1,650

Patrick J. Kenney         1996 $278,100 $258,455   $15,732                   15,000        $ 22,085
 Executive Vice President 1995 $262,308 $293,688   $12,291     $138,437      20,000        $ 18,065
                          1994 $250,000 $277,959   $12,840     $205,625      15,000        $ 17,012

Michael S. Heschel        1996 $268,100 $258,455   $ 9,275                   25,000        $ 13,470
 Executive Vice President 1995 $252,308 $293,688   $ 7,389     $138,437      20,000        $ 11,633
                          1994 $240,000 $277,959   $ 8,653     $205,625      15,000        $ 11,093

Ronald R. Rice            1996 $223,692 $155,080   $13,186                   15,000        $ 19,411
 Senior Vice President    1995 $215,885 $194,364   $10,984     $ 93,500      15,000        $ 17,130
                          1994 $202,615 $214,049   $11,656                   20,000        $ 15,374

------
(1) During the period presented, the Company has made no long-term incentive plan payouts other than restricted stock and stock options.
(2) Represents reimbursement for the tax effects of payment for certain premiums on a policy of life insurance.
(3) Messrs. Pichler, Dillon, Kenney, Heschel, and Rice had 100,000, 9,600, 13,000, 13,000, and 1,334 shares outstanding, respectively, at December 28, 1996, with an aggregate value of $4,625,000, $444,000, $601,250, $601,250, and $61,978, respectively. The aggregate value is based on the market price of the Company's common stock on December 28, 1996. Restrictions remaining on outstanding restricted stock awards to Mr. Pichler in 1995 lapse in January 2000, based on performance goals achieved in 1995 through 1999 and more particularly described in the Compensation Committee Report which follows. The shares will vest immediately if Mr. Pichler leaves the Company due to death or disability or in the event of a change in control of the Company. The restrictions remaining on Mr. Dillon's 1995 restricted stock grant lapse in equal amounts over the next four years. The restrictions remaining on Messrs. Kenney and Heschel's outstanding restricted stock awards lapse as to 1,500 shares over each of the next two years, 9,000 shares in 1999, and 1,000 shares in 2000. The restrictions remaining on outstanding restricted stock awards to Mr. Rice lapse on 1,334 shares in 1997. The Company is currently prohibited by contract from paying dividends on its common stock but, should this prohibition be lifted, dividends, as and when declared, would be payable on these shares.
(4) Represents options granted during the respective fiscal year. Options vest for equal number of shares in the three succeeding years from the date of grant. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights ("SARs") were granted in any of the three years presented.
(5) For 1996, these amounts include the Company's matching contribution under The Kroger Co. Savings Plan in the amounts of $450, $900, $0, $450, and $900, respectively, for Messrs. Pichler, Dillon, Kenney, Heschel and Rice and reimbursement of certain premiums for policies of life insurance in the amounts of $26,310, $7,280, $22,085, $13,020 and $18,511, respectively, for
    Messrs. Pichler, Dillon, Kenney, Heschel, and Rice.
(6) $496,775 of this amount represents an additional payment to Mr. Dillon pursuant to the Company's relocation program.
(7) $23,154 of this amount represents an additional payment to Mr. Dillon pursuant to the Company's relocation program.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS
   The Company has in effect employee stock option plans pursuant to which options to purchase common stock of the Company are granted to officers and other employees of the Company and its subsidiaries. The following table shows option grants in fiscal year 1996 to the named executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

------------------------------------------------------------------------------------------
                                                                    POTENTIAL REALIZABLE
                                                                   VALUE AT ASSUMED RATES
                                                                       OF STOCK PRICE
                                                                   APPRECIATION FOR OPTION
                        INDIVIDUAL GRANTS                                   TERM
------------------------------------------------------------------ -----------------------
                     NUMBER OF
                     SECURITIES   % OF TOTAL
                     UNDERLYING  OPTIONS/SARS EXERCISE
                    OPTIONS/SARS  GRANTED TO   OR BASE
                     GRANTED(1)  EMPLOYEES IN   PRICE   EXPIRATION
       NAME             (#)      FISCAL YEAR  ($/SHARE)    DATE    0%     5%       10%
------------------------------------------------------------------------------------------
Joseph A. Pichler      30,000       1.06%      $41.50   4/17/2006  $0  $782,974 $1,984,209
David B. Dillon        18,000       0.64%      $41.50   4/17/2006  $0  $469,784 $1,190,526
Patrick J. Kenney      15,000       0.53%      $41.50   4/17/2006  $0  $391,487 $  992,105
Michael S. Heschel     25,000       0.89%      $41.50   4/17/2006  $0  $652,478 $1,653,508
Ronald R. Rice         15,000       0.53%      $41.50   4/17/2006  $0  $391,487 $  992,105

------
(1) No SARs were granted or outstanding during the fiscal year. These options vest in equal number of shares in 1997, 1998 and 1999, and terminate in 10 years if not earlier exercised or terminated.

  The assumptions set forth in the chart above are merely examples and do not represent predictions of future stock prices or a forecast by the Company with regard to stock prices.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES
   The following table shows information concerning the exercise of stock options during fiscal year 1996 by each of the named executive officers and the fiscal year-end value of unexercised options:

 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                               VALUES TABLE
--------------------------------------------------------------------------
                                             NUMBER OF
                                             SECURITIES
                                             UNDERLYING
                                            UNEXERCISED          VALUE OF
                                            OPTIONS/SARS    UNEXERCISED IN-THE-
                                           AT F/Y END (1)   MONEY OPTIONS/SARS
                                                (#)         AT F/Y END (1) ($)
                      SHARES
                     ACQUIRED
                        ON       VALUE
                     EXERCISE   REALIZED    EXERCISABLE/       EXERCISABLE/
       NAME            (#)        ($)      UNEXERCISABLE       UNEXERCISABLE
-------------------------------------------------------------------------------
Joseph A. Pichler          0    $      0   242,080/59,000   $7,655,631/$763,330
David B. Dillon       24,505    $767,857   136,333/39,667   $4,257,010/$532,550
Patrick J. Kenney          0    $      0   153,035/31,666   $5,061,187/$416,878
Michael S. Heschel    33,333    $579,477     4,999/41,668   $  107,147/$464,378
Ronald R. Rice         4,000    $100,240    61,332/31,668   $1,573,133/$431,247

------
(1) No SARs were granted or outstanding during the fiscal year.

  As of March 1, 1997, senior officers held options to acquire stock of the Company that expire in varying amounts from 1997 through 2006. Of these options, 27,550, 164,733, and 11,000, expire in 1997, 1998, and 1999, respectively. It is expected that these options will be exercised prior to their expiration.

LONG-TERM INCENTIVE PLAN AWARDS
The Company made no Long-Term Incentive Plan awards, excluding stock options and restricted stock, to any named executive officer during fiscal year 1996.

COMPENSATION COMMITTEE REPORT
The Company's compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require the Company to:

 .     be competitive in total compensation;

 .     include, as part of total compensation, opportunities for equity ownership;

 .     use incentives that offer more than competitive compensation when the
      Company achieves superior results;

 .     base incentive payments on earnings before interest, taxes, depreciation and LIFO charges ("EBITD") and on sales results.

Accordingly, the Company's compensation plans include grants of stock options for executive, management, and hourly employees. In determining the size of option grants to the Chief Executive Officer and the other executive officers, the Compensation Committee considers, without use of a formula, competitive practices among retailers, the individual executive officer's level within Kroger and the level of past awards of stock options and restricted stock to the individual. Grants of options to the Chief Executive Officer and the other executive officers are generally lower than those of their counterparts in the retail industry because the Company grants options to several thousand management and hourly employees instead of, as is common in the industry, only a small group of executives.
The 1994 Long-Term Incentive Plan, approved by the shareholders at the Annual Meeting in 1994, authorized the issuance of 8,000,000 shares of common stock. During 1996, Kroger granted 2,837,510 stock options to approximately 5,000 employees throughout the Company. The number of options granted and the number of employees receiving options was typical of grants made in the past several years. The Company expects to continue to use a broad-based stock option program as a means of attracting and retaining employees, due to the direct relationship between value received by the optionee and shareholder return. At the present time, the shares in the 1994 Long-Term Incentive Plan nearly are exhausted. As a result, the Company is submitting for shareholder approval its 1997 Long-Term Incentive Plan that was adopted by the Board of Directors subject to shareholder approval. (See Item No. 2, below.)
The Compensation Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization, including executive officers, are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials for executives are established by level within the Company, and actual payouts are based on achievement of sales and EBITD targets. Actual payouts can exceed these potentials if results exceed the targets. In the case of Mr. Bryant, approximately 33% of total potential cash compensation is based on Dillon EBITD and sales performance. In the case of all other executive officers, approximately 50% of total potential cash compensation is based on Company or unit EBITD and sales performance.
Salary and bonus levels are compared to a grouping of food wholesalers and retailers, the Wholesale/Retail Compensation Survey, from which the peer group is selected (see Performance Graph, below), to ensure that executive and management compensation is competitive. The Committee establishes salaries for executive officers that generally are at the median of compensation paid by peer group companies for comparable positions (where data for comparable positions are available) with a bonus potential that, if realized, would cause their total cash compensation to be in the upper quartile of peer group compensation. The Company's outstanding performance in 1996 is reflected by bonuses paid for all executive officers. Bonus payouts for Messrs. Pichler, Dillon and McMullen are based on combined Kroger and Dillon operations and represented 84.7% of their potentials. Mr. Bryant's bonus payout is based in total on Dillon operations and represented 55.5% of his potential. Mr. Rice's bonus payout is based in part on the manufacturing group's operations and represented 68.9% of his potential. All other executive officers received bonus payouts of 94.0% of their respective potentials.
The compensation of Kroger's Chief Executive Officer is determined annually pursuant to the policies described above. Mr. Pichler's variable compensation or bonus for the last fiscal year, which represented 84.7% of his bonus potential, reflects the extent to which the Company achieved the EBITD and sales targets that were established by this Committee at the beginning of the year. The value of stock options granted to Mr. Pichler in the last fiscal year fluctuates based on the Company's performance in the stock market.
In 1995, the Compensation Committee engaged Towers Perrin to compare the Chief Executive Officer's compensation to that of CEOs of other retailers and found that Mr. Pichler's compensation has not been competitive. As a result, the Board adopted a performance based restricted stock plan and made awards under which Mr. Pichler could earn as many as 100,000 shares over a five-year period. The restrictions on these shares lapse on January 1, 2000, but only as to that number of shares remaining after certain reductions based on a comparison of the Company's shareholder return to that of a group including the peer group. In general, each fiscal year the Chief Executive Officer can earn up to 20,000 of the shares depending upon the extent to which the Company's performance exceeds that of the reference group. On the other hand, up to 10,000 otherwise previously earned shares will be forfeited in those years in which the Company's performance does not exceed the median compared to that same group. In 1995 and 1996, Mr. Pichler tentatively earned 20,000 and 10,000 shares, by virtue of the Company's shareholder return relative to the reference group being in the first quartile and the second quartile, respectively. Mr. Pichler also is party to an employment contract with the Company which is more particularly described elsewhere in the Proxy statement. (See p. 16). That agreement establishes minimum compensation at levels below his total compensation determined in consideration of the factors identified above.
The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers that is tax deductible by the Company. The Company believes that its 1994 Long-Term Incentive Plan, and its proposed 1997 Long-Term Incentive Plan, comply with the Internal Revenue Service's final regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder should be deductible. The Company continues to consider modifications to its other compensation programs based on the final regulations. The Company's policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company's compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is tax deductible by the Company.
Compensation Committee:
  Thomas H. O'Leary, Chair
  T. Ballard Morton, Jr., Vice-Chair
  John T. LaMacchia
  Patricia Shontz Longe

PERFORMANCE GRAPH
   Set forth below is a line graph comparing the five year cumulative total shareholder return on the Company's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the largest food companies selected from the Wholesale/Retail Compensation Survey:

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* OF THE KROGER CO., S&P 500 AND
                                  PEER GROUP**

                             [GRAPH APPEARS HERE]

Measurement Period                          S&P
(Fiscal Year Covered)          KROGER       500 INDEX    PEER GROUP
-------------------          ----------     ---------    ----------
Measurement Pt-
12/29/91                     $100           $100         $100
FY92                         $ 74           $108         $127
FY93                         $101           $118         $126
FY94                         $121           $120         $134
FY95                         $188           $165         $172
FY96                         $233           $203         $216

     The Company's fiscal year ends on the Saturday closest to December 31.
------
  *Total assumes $100 invested on December 29, 1991 in The Kroger Co., S&P 500 Index, and the largest food companies selected from the Wholesale/Retail Compensation Survey (the "Peer Group"), with reinvestment of dividends.
 **The Peer Group consists of Albertson's, Inc., American Stores Company,
  Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., The Vons Companies, Inc., and Winn-Dixie Stores, Inc.
   The Company's peer group is composed of the nine largest food companies measured by total revenue (excluding the Company) within the Wholesale/Retail Compensation Survey (the "Survey"), which permits a comparison of the return of the Company's shareholders to that of companies against which executive compensation levels are measured. The Compensation Committee establishes the compensation for executives and management by comparison to compensation reported in the Survey.
   Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph will be deemed incorporated by reference into any other filing, absent an express reference thereto.

                         COMPENSATION PURSUANT TO PLANS
The Company maintains various benefit plans which are available to management and certain other employees. The Company derives the benefit of certain tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN
The Company adopted The Kroger Co. Employee Protection Plan ("KEPP") during fiscal 1988. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons over 40 years of age with more than six years of service, severance pay ranges from approximately 9 to 18 months' salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 1998 unless renewed by the Board of Directors.

PENSION PLANS
The Company maintains the Kroger Retirement Benefit Plan, a defined benefit plan, to provide pension benefits to retired or disabled management employees and certain groups of hourly personnel. The Plan generally provides for benefits at age 62 or later equal to 1 1/2% times the years of service, after attaining age 21, (or, for participants prior to January 1, 1986, after attaining age 25) times the highest average earnings for any five years during the ten calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains an Excess Benefits Plan under which the Company pays benefits which exceed the maximum benefit payable under ERISA by defined benefit plans. The following table gives examples of annual retirement benefits payable on a straight-life basis under the Company's retirement program.

                                               YEARS OF SERVICE
      FIVE YEAR        -----------------------------------------------------------------
AVERAGE REMUNERATION       15         20         25         30         35         40
--------------------   ---------- ---------- ---------- ---------- ---------- ----------
      $  150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
         250,000          56,250     75,000     93,750    112,500    131,250    150,000
         450,000         101,250    135,000    168,750    202,500    236,250    270,000
         650,000         146,250    195,000    243,750    292,500    341,250    390,000
         850,000         191,250    255,000    318,750    382,500    446,250    510,000
         900,000         202,500    270,000    337,500    405,000    472,500    540,000
       1,200,000         270,000    360,000    450,000    540,000    630,000    720,000
       1,300,000         292,500    390,000    487,500    585,000    682,500    780,000

No deductions have been made in the above table for offsets tied to Social Security benefits.
Remuneration earned by Messrs. Pichler, Dillon, Kenney, Heschel, and Rice in 1996, which was covered by the Plan, was $1,066,597, $636,708, $571,788,
$561,788, and $418,056, respectively. As of December 28, 1996, they had 9, 1, 35, 5, and 36 years of credited service, respectively.

DILLON PLANS
Dillon Companies, Inc. and its subsidiaries maintain pension, profit sharing, stock ownership, and savings plans that provide benefits at levels comparable to the plans described above. David B. Dillon has 20 years of credited service and Joseph A. Pichler has 6 years of credited service under certain of the pension and profit sharing plans, but no further credited service will be accrued for either of them under those plans.

Under the Dillon Employees' Profit Sharing Plan, Dillon and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent that the participating employee's total compensation bears to the total compensation of all participating employees employed by the particular Dillon division or subsidiary. On participating employees' termination upon attaining the age 60, death or disability, they are entitled to their full contribution account balance. In addition to this plan, Dillon and several of its subsidiaries have adopted the Dillon Pension Plan, a defined benefit plan, for their eligible employees. Under the pension plan, the normal retirement benefit for eligible employees is a certain percentage of average compensation during a certain period of employment multiplied by the years of credited service (in some of these plans there is a maximum period of credited service), minus the benefit provided by the Profit Sharing Plan (except as may be limited by provisions of ERISA).
The following table shows the estimated annual pension payable upon retirement to persons covered by Dillon's Plans. Benefits payable under the Profit Sharing Plan may exceed the amount payable under the Pension Plan, and participants are entitled to the greater of the two. The table does not reflect benefits payable under Dillon's Profit Sharing Plan, since benefits under that plan are not determined by years of service, and no deductions have been made in the table for offsets tied to Social Security benefits. Dillon also maintains an Excess Benefit Plan that pays benefits which exceed the maximum benefit payable under ERISA by defined benefit and defined contribution plans.

                                         YEARS OF SERVICE
      AVERAGE    -----------------------------------------------------------------
   COMPENSATION      15         20         25         30         35         40
   ------------  ---------- ---------- ---------- ---------- ---------- ----------
  $150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
   250,000          56,250     75,000     93,750    112,500    131,250    150,000
   300,000          67,500     90,000    112,500    135,000    157,500    180,000
   400,000          90,000    120,000    150,000    180,000    210,000    240,000
   500,000         112,500    150,000    187,500    225,000    262,500    300,000
   600,000         135,000    180,000    225,000    270,000    315,000    360,000
   700,000         157,500    210,000    262,500    315,000    367,500    420,000

The amounts contributed by Dillon and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above.

EMPLOYMENT CONTRACTS
The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler's employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler's salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler's termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement. After his termination of employment for any reason after age 62, if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

As of February 7, 1997, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company's common stock as follows:

                                                         AMOUNT AND
                                                    NATURE OF BENEFICIAL
 NAME                                                    OWNERSHIP
-------------------------------------------------------------------------------
Reuben V. Anderson.................................           2,999(8)
John L. Clendenin..................................           2,999(8)
David B. Dillon....................................         247,854(1)(6)(7)
Richard W. Dillon..................................         175,624(2)(8)
Michael S. Heschel.................................          14,157(6)(7)
Patrick J. Kenney..................................         178,433(6)(7)
John T. LaMacchia..................................           2,999(8)
Edward M. Liddy....................................           2,400
Patricia Shontz Longe..............................           5,999(8)
T. Ballard Morton, Jr..............................          11,999(8)
Thomas H. O'Leary..................................           2,999(8)
John D. Ong........................................           2,999(8)
Katherine D. Ortega................................           3,588(8)
Joseph A. Pichler..................................         513,915(3)(6)(7)
Ronald R. Rice.....................................          78,083(6)(7)
Martha Romayne Seger...............................           3,199(8)
James D. Woods.....................................           2,999(8)
Directors and Executive Officers as a group (in-
 cluding those named above)........................       1,764,537(4)(5)(6)(7)

--------------------------------------------------------------------------------
(1) This amount does not include 32,330 shares owned by Mr. Dillon's wife, 13,506 shares in his children's trust or 12,084 shares owned by his children. Mr. Dillon disclaims beneficial ownership of these shares.
(2) This amount does not include 93,116 shares owned by Mr. Richard Dillon's wife. Mr. Dillon disclaims beneficial ownership of these shares.
(3) This amount does not include 2,000 shares owned by Mr. Pichler's wife or 1,508 shares owned by his son. Mr. Pichler disclaims beneficial ownership of these shares.
(4) The figure shown does not include an aggregate of 14,652 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not previously listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.
(5) No director or executive officer owned as much as 1% of common stock of the Company. The directors and executive officers as a group beneficially owned 1.4% of common stock of the Company.
(6) This amount includes shares which represent options exercisable on or before April 8, 1997, in the following amounts: Mr. David Dillon, 136,333; Mr. Heschel, 0; Mr. Kenney, 153,035; Mr. Pichler, 230,080; Mr. Rice,
    61,332; and all directors and executive officers as a group, 992,594.
(7) The fractional interest resulting from allocations under Kroger's 401(k) plan and Dillon's ESOP and 401(k) plan has been rounded to the nearest whole number.
(8) This amount includes 1,999 shares which represent options exercisable on or before April 8, 1997.

As of February 7, 1997, the following persons reported beneficial ownership of the Company's common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

                                                                           AMOUNT AND
                                                                            NATURE OF   PERCENTAGE
                   NAME                      ADDRESS OF BENEFICIAL OWNER    OWNERSHIP    OF CLASS
--------------------------------------------------------------------------------------------------
The Kroger Co. Savings Plan                 1014 Vine Street              14,068,358(1)   11.1%
                                            Cincinnati, OH 45202
The Dillon Cos. Employee Master Trust       700 East 30th Street           8,318,623(1)    6.5%
                                            Hutchinson, KS 67052

------
(1) Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors, and shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely on its review of the copies of forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1996 all filing requirements applicable to its officers, directors and ten percent beneficial owners were satisfied except that Mr. Richard W. Dillon inadvertently filed an amended Form 4, reporting a sale of 5,086 shares by a trust under which he is a co-trustee and a beneficiary, four days late, and Mr. James R. Thorne inadvertently filed a Form 4, reporting the sale of a fractional share resulting from the closing of an account under an employee benefit plan, eight days late.

                 APPROVAL OF THE 1997 LONG-TERM INCENTIVE PLAN
                                  (ITEM NO. 2)

The Board of Directors has adopted, subject to shareholder approval, The Kroger Co. 1997 Long-Term Incentive Plan ("Plan") for which a maximum of 10,000,000 shares of common stock will be reserved. The purpose of the Plan is to assist in attracting and retaining employees and directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company. If approved, the Plan will be effective as of May 15, 1997. On March 20, 1997, Board of Directors adopted a resolution to make a distribution in the nature of a 2-for-1 stock split to shareholders of record on April 4, 1997. The stock split will not, therefore, increase the number of shares available under the Plan.

  In 1988, the Company instituted a broad-based stock option program designed to motivate employees at all levels of the organization. In 1996 the stock option committee made grants of stock options to approximately 5,000 employees. This program was adopted in efforts to more closely align the interests of employees and shareholders, as stock appreciation will benefit both non-employee shareholders and employees. The 1997 Long-Term Incentive Plan continues this policy.

  The stock option committee currently intends to modify the manner in which stock options granted to approximately 100 of the most senior executives will vest. Performance based options will comprise half of the grant made to these individuals. These options will vest during the first four years from the date of the grant only if the Company's stock price has achieved a 63% appreciation from the option price. Thereafter, the options vest only if the Company's stock price has achieved a minimum of a 13% appreciation per annum from the date of grant or 200% appreciation, whichever is less. The other half of the options granted to these individuals are expected to vest in equal installments over five years from the date of grant. The stock option committee will implement these limitations on vesting for the general grant to be made in 1997. It will consider these same limitations and other alternatives for future grants.

DESCRIPTION OF THE PLAN
General. The Plan consists of three separate programs; the Insider Program, the Non-Insider Program and the Outside Director Program. Officers of the Company, including inside directors, subject to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") are eligible for grants or awards under the Insider Program while all other employees of the Company are eligible for grants or awards under the Non-Insider Program. Non-employee directors will receive grants under the Outside Director Program as more particularly described below. Currently, 13 officers are eligible to participate in the Insider Program and the remaining approximately 200,000 employees of the Company are eligible to participate in the Non-Insider Program. Grants will be made under the Outside Director Program to all non-employee directors who own a minimum of 1,000 shares of common stock of the Company on the date of the grant. As of February 7, 1997, all twelve of the non-employee directors are eligible for grants under the Outside Director Program.
Administration. The Insider Program and the Outside Director Program will be administered by a committee of the Board of Directors which meets the standards of Rule 16b-3(d)(1) under the Exchange Act and initially will be those members of the Compensation Committee of the Board of Directors who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Non-Insider Program will be administered by a committee appointed by the Chief Executive Officer, the members of which are ineligible to receive grants or awards under the Non-Insider Program. The administering committee in each case is referred to as the "Committee."
The Committee is authorized to grant nonstatutory stock options and to award restricted stock to participants under the Insider Program and the Non-Insider Program. Annually, the Committee will grant to eligible participants under the Outside Director Program a nonstatutory stock option to purchase 2,000 shares of common stock of the Company. The Committee will determine the types and amounts of awards or grants, the recipients of awards or grants, vesting schedules, restrictions, performance criteria, and other provisions of the grants or awards. All of these provisions will be set forth in a written agreement with the participant.
In addition to other rights of indemnification they may have as directors or employees of the Company, members of the Committee will be indemnified by the Company for reasonable expenses incurred in connection with defense of any action brought against them by reason of action taken or failure to act under or in connection with the Plan or any grant or award thereunder, if the members acted in good faith and in a manner which they believed to be in the best interests of the Company.
The Board of Directors may terminate or amend the Plan at any time without shareholder approval, except that it may not amend the Plan without shareholder approval if required by applicable law, regulations, or rules of the principal exchange or interdealer quotation system on which the common stock is listed or quoted. Unless earlier terminated by the Board of Directors, the Plan will terminate on February 21, 2007. Termination of the Plan will have no effect on the validity of any options or restricted stock outstanding on the date of termination. Unless otherwise provided in the agreement, awards and grants will not be transferable other than by will or the laws of descent and distribution. Shares Subject to Grant. Under the Plan up to 10,000,000 authorized but unissued or reacquired shares of common stock may be issued upon the exercise of nonstatutory stock options and as restricted stock. In no event may any participant receive awards and grants totaling more than 300,000 shares of common stock in the aggregate under the Plan.

If an option expires, or if restricted stock is not issued or is forfeited prior to the payment of a dividend on those shares to a participant, the shares not exercised, unissued or forfeited, as the case may be, will generally become available for other grants or awards under the Plan.
Outside Director Program. The Outside Director Program is a formula plan in which non-employee directors who own at least 1,000 shares of common stock of the Company at the time of the grant will receive annually during each of 1997 through 1999, a nonstatutory stock option to purchase 2,000 shares of common stock at an option price equal to the fair market value of the common stock on the date of the grant. The option generally will have a 10-year term (subject to earlier termination in the event of termination of Board membership other than by reason of retirement) and will vest in equal share amounts, respectively, on the five annual anniversary dates from the date of grant. The Plan provides for the first grant to eligible directors of nonstatutory options covering 2,000 shares of common stock to be made on May 15, 1997, subject to approval by the Company's stockholders of the Plan.
Stock Options. Nonstatutory stock options granted under the Plan will have exercise prices not less than the greater of the fair market value per share of the optioned stock or the par value of a share of common stock, a term of not more than ten years after the date of grant, and generally may not be exercised before six months from the date of grant. Subject to the terms of the Plan, the Committee determines the vesting schedule and other terms and conditions applicable to stock options granted to employees. An eligible participant may receive more than one option.
The Committee may in its discretion provide for the payment of the option exercise price otherwise than in cash, including by delivery of common stock, valued at its fair market value on the date of exercise, or by a combination of both cash and common stock.
Restricted Stock. The Committee may award restricted stock to participants. The stock will be subject to forfeiture, restrictions on transferability, and other restrictions as specified in the agreement. The Committee has authority to impose other terms and conditions as it may determine in its discretion including making the vesting of awards contingent on the achievement of performance goals. Performance goals may be established by the Committee and may be based on earnings or earnings growth; sales; return on assets, equity or investment; total shareholder return; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; achievement of balance sheet or income statement objectives or any other objective goals established by the Committee and may be absolute in terms or measured against or in relation to other companies comparably, or otherwise situated to the Company. During the period that a restricted stock award is subject to restrictions, an employee has the right to vote the shares and to receive dividends. The maximum number of shares of restricted stock that can be issued under the Plan is 500,000.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
Nonstatutory Stock Options. A grantee will not recognize income on the grant of a nonstatutory stock option but generally will recognize ordinary income upon the exercise thereof. The amount of income recognized upon the exercise of a nonstatutory stock option generally will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture.
In the case of ordinary income recognized by a grantee as described above in connection with the exercise of a nonstatutory stock option, the Company will be entitled to a deduction in the amount of ordinary income so recognized by the grantee, provided the Company satisfies certain federal income tax reporting requirements.
Restricted Stock. The recipient of restricted stock is not required to include the value of these shares in ordinary income until the first time the grantee's rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount paid for the stock. The Company will be entitled to a deduction in the amount of the ordinary income recognized by the grantee for the Company's taxable year which includes the last day of the grantee's taxable year in which the grantee recognizes the income, provided the Company satisfies certain federal income tax reporting requirements.
General. The rules governing the tax treatment of options and restricted stock and stock acquired upon the exercise of options are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.
Tax Deductibility Cap. Section 162(m) of the Code provides that certain compensation received in any year by a "covered employee" in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes.
Section 162(m) provides an exception, however, for "performance-based compensation." The Committee currently intends to structure grants and awards made under the Plan to "covered employees" as performance-based compensation that is exempt from Section 162(m).

                               NEW PLAN BENEFITS

                                                           1997 LONG-TERM
                                                           INCENTIVE PLAN
                                                    ----------------------------
NAME AND POSITION(1)                                DOLLAR VALUE NUMBER OF UNITS
--------------------                                ------------ ---------------
Non-Executive Director Group.......................    $0(2)        24,000(3)

------
(1) Awards, values and benefits are not determinable for other than the Non-Executive Director Group.
(2) Options to be granted to Non-Executive Directors upon approval of shareholders at fair market value of stock.
(3) Based on number of eligible Non-Executive Directors as of February 7, 1997.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL

                                 -------------

                             SELECTION OF AUDITORS
                                  (ITEM NO. 3)
The Board of Directors, on February 21, 1997, appointed the firm of Coopers & Lybrand L.L.P. as Company auditors for 1997, subject to ratification by shareholders. This appointment was recommended by the Company's Audit Committee, comprised of directors who are not employees of the Company. If the firm is unable for any reason to perform these services, or if selection of the auditors is not ratified, other independent auditors will be selected to serve. Ratification of this appointment requires the adoption of the following resolution by the affirmative vote of the holders of a majority of the shares represented at the meeting:
     "RESOLVED, That the appointment by the Board of
     Directors of Coopers & Lybrand L.L.P. as Company
     auditors for 1997 be, and it hereby is, ratified."
Fees for all audit services provided by Coopers & Lybrand L.L.P. in 1996 totaled $682,849. In addition, fees totaling $70,651 were charged for non-audit services.
A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.
THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.
                                 -------------

SHAREHOLDER PROPOSALS--1998 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company's proxy material relating to the Company's annual meeting in May 1998 should be addressed to the Secretary of the Company and must be received at the Company's executive offices not later than December 6, 1997.
                                 -------------

Attached to this Proxy Statement is the Company's 1996 Annual Report which includes a brief description of the Company's business indicating its general scope and nature during 1996, together with the audited financial information contained in the Company's 1996 report to the Securities and Exchange Commission on Form 10-K. A COPY OF THAT REPORT IS AVAILABLE TO SHAREHOLDERS ON REQUEST BY WRITING: LAWRENCE M. TURNER, VICE PRESIDENT AND TREASURER, THE KROGER CO., 1014 VINE STREET, CINCINNATI, OHIO 45202-1100 OR BY CALLING 1-513-762-1220.
The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

                                        By order of the Board
                                         of Directors,

                                        Paul W. Heldman,
                                         Secretary

                             FINANCIAL REPORT 1996
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.
The Company's financial statements have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, approved by the shareholders. Management has made available to Coopers & Lybrand L.L.P. all of the Company's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to Coopers & Lybrand L.L.P. during its audit were valid and appropriate. Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company's financial statements, Coopers & Lybrand L.L.P. completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand L.L.P.'s recommendations concerning the Company's system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 28, 1996, the Company's system of internal control is adequate to accomplish the objectives discussed herein.
Management also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company's code of corporate conduct, which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

JOSEPH A. PICHLER                   W. RODNEY MCMULLEN
Chairman of the Board and           Group Vice President and
Chief Executive Officer             Chief Financial Officer

AUDIT COMMITTEE CHAIRMAN'S LETTER
The Audit Committee of the Board of Directors is composed of five independent directors. The committee held three meetings during fiscal year 1996. In addition, members of the committee received and reviewed various reports from the Company's internal auditor and from Coopers & Lybrand L.L.P. throughout the year.
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareowner approval, the selection of the Company's independent public accountant, Coopers & Lybrand L.L.P. The Audit Committee discussed with the Company's internal auditor and Coopers & Lybrand L.L.P. the overall scope and specific plans for their respective audits. The committee also discussed the Company's consolidated financial statements and the adequacy of the Company's internal controls. At each meeting, the Committee met with the Company's internal auditor and Coopers & Lybrand L.L.P., in each case without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Those meetings also were designed to facilitate any private communications with the Committee desired by the Company's internal auditor or Coopers & Lybrand L.L.P.

                                    JOHN T. LAMACCHIA
                                    Chairman--Audit Committee

                                  THE COMPANY
The Kroger Co. (the "Company") was founded in 1883 and incorporated in 1902. As of December 28, 1996 the Company was the largest grocery retailer in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company's principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is
(513) 762-4000.

As of December 28, 1996, the Company operated 1,356 supermarkets, most of which are leased. Of this number, 1,105 supermarkets were operated principally under the Kroger name in the Midwest and South. Dillon Companies, Inc. ("Dillon"), a wholly-owned subsidiary of the Company, operated 251 supermarkets directly or through wholly-owned subsidiaries (the "Dillon Supermarkets"). The Dillon Supermarkets, principally located in Colorado, Kansas, Arizona and Missouri, operate under the names "King Soopers", "Dillon Food Stores", "Fry's Food Stores", "City Market", "Gerbes Supermarkets", and "Sav-Mor".

As of December 28, 1996, the Company, through its Dillon subsidiary, operated 831 convenience stores under the trade names of "Kwik Shop", "Quik Stop Markets", "Tom Thumb Food Stores", "Turkey Hill Minit Markets", "Loaf 'N Jug", and "Mini-Mart". The Company owned and operated 711 of these stores while 120 were operated through franchise agreements. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

The Company intends to develop new food and convenience store locations and will continue to assess existing stores as to possible replacement, remodeling, enlarging or closing.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
SALES

Total sales for the fourth quarter of 1996 were $6.2 billion compared to $5.9 billion in the fourth quarter of 1995, a 5.8% increase. Sales for the full year increased 5.1%. Food stores sales for the fourth quarter 1996 were 5.0% ahead of the fourth quarter 1995 and 4.5% ahead for the year. A review of sales by lines of business for the three years ended December 28, 1996, is as follows:

                                         1996           1995           1994
                          % OF 1996 -------------- -------------- --------------
                            SALES   AMOUNT  CHANGE AMOUNT  CHANGE AMOUNT  CHANGE
                          --------- ------- ------ ------- ------ ------- ------
                                          (MILLIONS OF DOLLARS)
Food Stores..............   93.4%   $23,508  +4.5% $22,488 +4.9%  $21,442  +4.9%
Convenience Stores.......    3.8%       948 +11.6%     850 -5.4%      898  -5.6%
Other sales..............    2.8%       714 +19.0%     600 -3.1%      619 -37.5%
                           ------   -------        -------        -------
Total sales..............  100.0%   $25,170  +5.1% $23,938 +4.3%  $22,959  +2.6%

Sales in identical food stores, stores that have been in operation and have not been expanded or relocated for one full year, increased .5% in the fourth quarter and .5% for the full year. Identical store sales, excluding the strike in the King Soopers and City Markets divisions, were up 1.0% for the full year. In the fourth quarter comparable store sales, which include results of expanded and relocated stores, increased 4.0%. The increase in food stores' sales can be attributed primarily to inflation of less than .5%, the opening or expansion of 116 food stores, and higher average sales per customer. Higher sales per customer are the result of the Company's focus on the combination food and drug store, combining a food store with a pharmacy and numerous specialty departments such as floral, video rental, and book stores. The Company expects to emphasize this "one-stop shopping" convenience format tailored to each market to obtain future sales growth.
Convenience stores' sales increased 11.6% for the year and 15.4% during the fourth quarter of 1996. The convenience stores' sales increase can be attributed to a 12% increase in gas retails for the quarter on a 10.5% increase in gallons sold. In-store sales in identical convenience stores increased 1.9% for both the fourth quarter and the full year. Gasoline sales at identical convenience stores increased 13.3% in the fourth quarter 1996 on a 1.1% increase in gallons sold, and gasoline sales increased 8.9% for the year on a 1.5% increase in gallons sold.
Other sales primarily consists of outside sales by the Company's manufacturing divisions. The increase in other sales compared to 1995 was 24.2% for the fourth quarter and 19.0% for the year. Manufacturing division outside sales increased 22.5% in the fourth quarter 1996 and 15.4% for the full year.
Total food store square footage increased 6.7%, 4.6% and 4.7% in 1996, 1995, and 1994, respectively. The Company expects to increase retail food store square footage by approximately 5-6% in both 1997 and 1998. Convenience store square footage increased 1.5% in 1996, decreased 10.6% in 1995, and increased
 .4% in 1994.
Sales per average square foot for the last three years were:

                                                                   TOTAL SALES
                                                                       PER
                                                                  AVERAGE SQUARE
                                                                       FOOT
                                                                  --------------
                                                                  1996 1995 1994
                                                                  ---- ---- ----
Food Stores...................................................... $403 $405 $404
Convenience Stores............................................... $519 $475 $436

Sales per average square foot for convenience stores for 1996, 1995, and 1994 exclude stores that are operated by franchisees. The decrease in sales per average square foot for food stores can be attributed to a large increase in square footage at the end of 1996 as new store construction was completed. The Company produced record sales in 1996 despite work stoppages at the King Soopers and City Markets divisions. In 1996 and 1995 sales improved despite increased competition from other food retailers, supercenters, mass merchandisers, and restaurants. The Company's wide regional diversity allowed it to withstand these challenges and to produce record results.

The sales improvement in 1994 was the result of new square footage combined with the increased productivity of existing stores.
The Company's future food store strategy is to invest in existing Kroger markets or adjacent geographic regions where the Company has a strong franchise and can leverage marketing, distribution, and overhead dollars. Consistent increases from the Company's existing store base combined with incremental contributions from the capital spending program are expected.

EBITD
The Company's Senior Competitive Advance and Revolving Credit Facility Agreement (the "Credit Agreement"), as amended, and the indentures underlying approximately $1.2 billion of publicly issued debt, contain various restrictive covenants, many of which are based on earnings before interest, taxes, depreciation, LIFO charge, unusual and extraordinary items ("EBITD"). All such covenants are based, among other things, upon generally accepted accounting principles ("GAAP") as applied on a date prior to January 3, 1993. The ability to generate EBITD at levels sufficient to satisfy the requirements of these agreements is a key measure of the Company's financial strength. The presentation of EBITD is not intended to be an alternative to any GAAP measure of performance but rather to facilitate an understanding of the Company's performance compared to its debt covenants. At December 28, 1996 the Company was in compliance with all covenants of its Credit Agreement. The Company believes it has adequate coverage of its debt covenants to continue to respond effectively to competitive conditions.
EBITD, which does not include the effect of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions," increased 6.7% in 1996 to $1.241 billion compared to $1.163 billion in 1995 and $1.065 billion in 1994. Excluding the effect of strikes in the King Soopers and City Markets divisions, EBITD would have been approximately $1.274 billion for 1996. EBITD growth was generated by sales gains, and reduced operating, general and administrative expenses as a percent of sales. The Company's strong storing program continued to produce incremental EBITD increases as well. EBITD increases in 1995 and 1994 were due in large part to increased sales combined with improved gross profits rates.

MERCHANDISE COSTS
Merchandise costs include warehousing and transportation expenses and LIFO charges or credits. The following table shows the relative effect that LIFO charges have had on merchandising costs as a percent of sales:

                                                             1996   1995   1994
                                                            ------ ------ ------
Merchandise costs as reported.............................. 75.65% 75.60% 75.81%
LIFO charge................................................   .05%   .05%   .07%
                                                            ------ ------ ------
Merchandise costs as adjusted.............................. 75.60% 75.55% 75.74%

On a consolidated basis, cost of goods increased for the year. However, the consolidated gross profit rate does not reflect the general trend in food stores. The food stores' gross profit rates were favorable to last year. Much of the decline in the consolidated gross profit rate was due to lower gross margins experienced at the convenience stores, primarily in gasoline. The Company will continue to invest capital in technology focusing on improved store operations, procurement, and distribution practices. Warehousing costs as a percent of sales declined from 1995's rates. The gross profit rate is expected to be favorably influenced by the Company's advances in consolidated distribution and coordinated purchasing, reduced transportation costs, and strong private label sales.

The Company expects to limit product cost increases through continued use of technology, outsourcing, and a variety of store level efficiency enhancements.

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES
Operating, general and administrative expenses as a percent of sales in 1996, 1995 and 1994 were 18.34%, 18.41% and 18.42%, respectively.
Operating, general and administrative costs declined 40 basis points in the fourth quarter and 7 basis points for the full year. The improved fourth quarter results were caused by a combination of factors, including favorable workers compensation and general liability trends, cost reduction achieved through enhanced technology, a reduction in employee benefit costs, and reduced administrative expenses.
The Company's goal for 1997 is to further reduce operating, general and administrative expense rates. Increased sales volume combined with investments in new technologies and logistics programs to improve efficiencies and lower costs while maintaining customer service, should help achieve this goal. In 1997, the Company plans to open or expand approximately 100 stores compared to 116 in 1996. This expansion program will adversely affect operating, general and administrative rates as upfront costs associated with the opening of new stores are incurred.

INCOME TAXES
The Company has closed all tax years through 1983 with the Internal Revenue Service. The Internal Revenue Service has completed its examination of the Company's tax returns for tax years 1984-1989. All issues have been resolved with one exception. Efforts to resolve this issue for tax years 1984-1986 with the Appeals Division of the Internal Revenue Service were unsuccessful. As a result the Company filed a petition with the United States Tax Court in Washington, D.C. Litigation was completed in November 1995 and a decision was rendered in January 1997 in favor of the Company. The Company is awaiting a decision from the Internal Revenue Service regarding appeal. This issue for years 1987-1989 is being held in abeyance pending the ultimate outcome of this court case. The Company has provided for this and other tax contingencies.

NET EARNINGS
Net earnings totaled $349.8 million in 1996 compared to $302.8 million in 1995 and $242.2 million in 1994. Earnings in 1996 compared to 1995 and 1994 were affected by: (i) an after tax extraordinary loss from the early retirement of debt in 1996 of $2.9 million compared to $16.1 million in 1995 and $26.7 million in 1994, (ii) net interest expense in 1996 of $300.0 million versus $312.7 million in 1995 and $327.6 million in 1994, and (iii) depreciation expense of $343.7 million, $311.3 million and $277.8 million in 1996, 1995 and 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES
 Debt Management and Interest Expense
Net interest expense declined to $300.0 million in 1996 as compared to $312.7 million in 1995 and $327.6 million in 1994.
In 1996, the Company made open market purchases of $49.9 million of its senior and subordinated debt and redeemed $134.7 million of its subordinated debt. The repurchases and redemption were effected with proceeds from the issuance of $240 million of new senior debt, additional bank borrowings and cash generated from operations. In 1995 the Company repurchased, on the open market, $283.0 million of high yield senior and subordinated debt which was financed by cash generated from operations and lower cost bank debt. Interest expense was adversely affected in 1995 by an increase in market rates. In 1994 the Company repurchased or redeemed $559.5 million of high rate senior debt. A portion of these redemptions were financed by $111.4 million of new subordinated debt and $132.3 million in additional bank borrowings.

The Company has in place a Senior Competitive Advance and Revolving Credit Facility Agreement ("Credit Agreement") providing a $1.75 billion revolving credit loan through July 20, 2002. The average interest rate on the Company's bank debt, which totaled $1.001 billion at year-end 1996 versus $1.008 billion at year-end 1995 was 6.16% compared to 6.84% in 1995 and 5.57% in 1994. The Company's rate on the bank debt is variable.
The Company currently expects 1997 net interest expense, estimated using year-end 1996 rates, to total approximately $295 million. A 1% increase in market rates would increase this estimated expense by approximately $6.5 million. A 1% decrease in market rates would reduce the estimated expense by approximately $9.4 million.
Long-term debt, including capital leases and current portion thereof, increased $157.0 million to $3.681 billion at year-end 1996 from $3.524 billion at year-end 1995. The Company purchased a portion of the debt issued by the lenders of certain of its structured financings, which cannot be retired early, in an effort to effectively further reduce the Company's interest expense. Excluding the debt incurred to make these purchases, which are classified as investments, the Company's long-term debt would be $152.6 million less or $3.528 billion at year-end 1996 compared to $3.465 billion at year-end 1995.
Required principal repayments over the next five years amount to $285.8 million at year-end 1996 versus $429.2 million and $670.7 million at year-end 1995 and 1994, respectively. Scheduled debt maturities for the five years subsequent to 1996, 1995 and 1994 were:

                                                        1996     1995     1994
                                                      -------- -------- --------
                                                            (IN THOUSANDS)
Year 1............................................... $ 11,642 $ 24,939 $  7,926
Year 2...............................................   16,095   11,838   14,341
Year 3...............................................  197,876   16,839   12,875
Year 4...............................................   28,868  337,419   15,507
Year 5...............................................   31,301   38,212  620,012

In 1996, Year 3 maturities include the remaining $124.7 million of 10% Senior Subordinated Notes.
In 1995, Year 4 maturities included the remaining $139.2 million of 10% Senior Subordinated Notes, and $125.0 million of 9% Senior Subordinated Notes.
In 1994, Year 5 maturities included $125 million of 9% Senior Subordinated Notes, $200 million of 6 3/8% Convertible Junior Subordinated Notes, and $222.6 million of 10% Senior Subordinated Notes. In 1995 the Company issued a redemption notice to the holders of the remaning outstanding balance of the 6 3/8% Convertible Junior Subordinated Notes. All of the holders elected to convert the notes into approximately 10.7 million shares of common stock.

 Interest Rate Protection Program
The Company uses derivatives to limit its exposure to rising interest rates. The guidelines the Company follows are: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $1 billion or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status. The Company's compliance with these guidelines is reviewed semi-annually with the Financial Policy Committee of the Company's Board of Directors.
The Company currently has in place various interest rate hedging agreements with notional amounts aggregating $3.160 billion. The effect of these agreements is to: (i) fix the rate on $465 million floating rate debt, with $100 million of swaps expiring in December 1998, $125 million expiring in January 1999, $75 million expiring in January 2001, $65 million expiring in December 2004, and the remaining $100 million expiring in 2007, for which the Company pays an average rate of 6.72% and receives 6 month LIBOR; (ii) fix the rate on $860 million floating rate debt incurred to purchase the Company's high-rate public bonds in the open market to match the original maturity of the debt purchased, with the Company borrowing at an effective rate that is lower than the yield to maturity of the repurchased debt and paying an average rate of 7.11% and receiving 6 month LIBOR on these agreements which will expire $375 million in 2000, $395 million in 2001, and $90 million in 2002; (iii) swap the contractual interest rate on $350 million of seven and ten year debt instruments into floating-rate instruments, for which the Company pays 6 month LIBOR and receives an average rate of 7.04%, with $100 million of these contracts expiring in May 1999 and the remaining $250 million expiring in August 2002, and concurrently, fixing the rate on $200 million of floating rate debt, with $100 million expiring in May 1997, and $100 million expiring in August 1998, for which the Company pays an average rate of 6.87%; effectively changing a portion of the Company's interest rate exposure from seven to ten years to three to five years; (iv) swap the contractual interest rate on $735 million of four, seven and ten year fixed-rate instruments into floating-rate instruments, for which the Company pays 6 month LIBOR and receives an average rate of 5.99%, with $75 million of these swaps expiring in February 1998, $75 million expiring in March 1998, $50 million expiring in October 1999, $100 million expiring in November 1999, $50 million expiring in July 2000, $110 million expiring in November 2000, $125 million expiring in January 2001, and $150 million expiring in July 2003; and (v) cap six month LIBOR on $550 million for one to five years at rates between 5.0% and 6.0%, with $50 million of the caps expiring in each of July 1997 and July 1998, $100 million expiring in December 1997, $100 million expiring in each of January 1997 and January 1998, and the remaining $150 million expiring in January 1999. Interest expense was increased $11,071 and $2,760 in 1996 and 1995, respectively, and reduced $13,449 in 1994, as a result of the Company's hedging program.

The Company's borrowings under the Credit Agreement are permitted to be in the form of commercial paper. At December 28, 1996, the Company had $187.7 million of commercial paper outstanding of the $1.001 billion in total bank borrowings. After deducting amounts set aside as backup for the Company's unrated commercial paper program, $739.5 million was available under the Company's Credit Agreement to meet short-term liquidity needs. There are no principal payments required under the Credit Agreement until its expiration on July 20, 2002.

COMMON STOCK
On September 5, 1995 the Company issued approximately 10.7 million shares of common stock in connection with the redemption of its 6 3/8% Convertible Junior Subordinated Notes and the election by holders to convert their Notes to stock.

REPURCHASE AND REDEMPTION OF DEBT
In 1996, the Company redeemed the entire $125 million outstanding balance of its 9% Senior Subordinated Notes and approximately $9.7 million of its General Term Notes, Series B. The Company also made open market purchases totaling $23.4 million of its 9 1/4% Senior Secured Debentures and $26.5 million of its various senior subordinated debt issues. Borrowings under the Credit Agreement, proceeds from exercise of stock options, the issuance of new senior debt, the sale of assets and excess cash from operations were used to finance these redemptions and repurchases. The outstanding balances of these debt issues at December 28, 1996 were $695.8 million for the senior subordinated debt issues which includes the General Term Notes, and $107.6 million for the 9 1/4% Senior Secured Debentures.
During 1995 the Company redeemed the remaining outstanding amount of its 6 3/8% Convertible Junior Subordinated Notes. The holders elected thereupon to convert their Notes into 10.7 million shares of common stock. The Company also repurchased, on the open market, $29.1 million of its 9 1/4% Senior Secured Debentures and $253.9 million of its various senior subordinated debt issues. The redemptions and repurchases were affected using additional bank borrowings, cash from operations, proceeds from the sale of assets and working capital improvements. The outstanding balances of these debt issues at December 30, 1995 were $857.1 million for the senior subordinated debt issues and $131.0 million for the 9 1/4% Senior Secured Debentures.

During 1994 the Company redeemed the remaining outstanding amounts of its 11 1/8% Senior Notes, its 8 3/4% Senior Subordinated Reset Notes and its 8 1/4% Convertible Junior Subordinated Debentures. The Company also repurchased $144.8 million of its various senior subordinated debt issues and $39.9 million of its 9 1/4% Senior Secured Debentures. The redemptions and repurchases were affected using funds from asset sales, the sale of treasury stock to employee benefit plans, proceeds from new financings, excess cash from operations and additional bank borrowings. The outstanding balances of these debt issues at December 31, 1994 were $1.105 billion for the Senior Subordinated Debt issues, and $160.2 million for the 9 1/4% Senior Secured Debentures.

CAPITAL EXPENDITURES
Capital expenditures totaled $733.8 million for 1996, compared to $726.1 million in 1995. Capital outlays in 1994 were $534.0 million. During 1996 the Company opened, acquired or expanded 116 food stores and 31 convenience stores compared to 83 food stores and 19 convenience stores in 1995 and 82 food stores and 17 convenience stores in 1994. The Company also completed 53 food store and 9 convenience store remodels during 1996. During 1996, the Company closed or sold 49 food stores and 19 convenience stores.
The Company expects 1997 capital expenditures, including additional Company owned real estate, logistics projects, and continuing technology investments, to total approximately $800-$850 million. Food store square footage is expected to increase 5-6% through the opening, expansion or acquisition of approximately 90-100 food stores. The Company also expects to complete within-the-wall remodels of 50 food stores. The increased square footage is planned for existing Company markets where the Company has an established market position and an existing administrative and logistical network. The Company's ability to execute its capital expenditure plan will depend, in part, on its ability to generate continued EBITD growth.

CONSOLIDATED STATEMENT OF CASH FLOWS
During 1996 the Company generated $477.8 million in cash from operating activities compared to $798.5 million in 1995 and $750.3 million in 1994. The decrease from 1995 is primarily due to an increase in operating assets and liabilities that used $248.5 million of cash in 1996 compared to generating cash of $143.0 million in 1995. The largest component of the change in operating assets and liabilities was net owned inventories due in part to the Company's storing program and warehouse expansions which increased $224.5 million as compared to a decrease of $109.1 million in 1995. Additionally, prepaid and other assets increased $120.6 million, primarily because of the Company's funding of a Voluntary Employee Benefit Association Trust for employee benefit plan expenses. Offsetting these net uses of cash were increases in net earnings before extraordinary losses of $47.1 million and non-cash charges for depreciation and amortization of $32.5 million.
Investing activities used $856.9 million compared to $665.6 million of cash used in 1995 and $546.5 million of cash used in 1994. The increase in the use of cash was due to increased purchase of investments of $140.9 million and increased capital expenditures of $7.7 million combined with a decrease in proceeds from sale of assets and investments of $40.3 million.
Cash provided by financing activities in 1996 totaled $379.1 million compared to uses of $160.2 million and $297.8 million in 1995 and 1994, respectively. The decrease in the use of cash during 1996 as compared to 1995 is due to a 1996 net debt increase of $146.9 million versus 1995's net debt reduction of $191.0 million. Additionally, $6.8 million less cash was needed for debt prepayments and finance charges and an additional $175.4 million was provided by outstanding checks. An additional $19.5 million was provided from the sale of stock and related transactions.

OTHER ISSUES
The Company is party to more than 200 collective bargaining agreements with local unions representing approximately 160,000 of the Company's employees. During 1996 the Company negotiated over 50 labor contracts, but it did incur work stoppages in the King Soopers and City Markets divisions. Typical agreements are 3 to 5 years in duration, and as such agreements expire, the Company expects to negotiate with the unions and to enter into new collective bargaining agreements. There can be no assurance, however, that such agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the results of the Company's operations. Major union contracts that will be negotiated in 1997 include Phoenix, Dallas, Atlanta and Nashville store employees.

SUBSEQUENT EVENTS
On January 29, 1997, the Company announced that it would begin a stock repurchase program in order to reduce dilution caused by the Company's stock option plans for employees. The repurchase program will be funded by proceeds derived from employee stock option exercises, plus associated tax benefits. Effective as of February 15, 1997, the Company redeemed the entire outstanding balances of its 9 3/4% Senior Subordinated Debentures and its 9 3/4% Senior Subordinated Debentures, Series B, both of which were due in 2004. The balance outstanding under both issues totaled approximately $142 million.

SPECIAL NOTE
The foregoing Management's Discussion and Analysis contains certain forward-looking statements about the future performance of the Company which are based on management's assumptions and beliefs in light of the information currently available to it. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from those statements including, but not limited to: competitive practices and pricing in the food and drug industries generally and particularly in the Company's principal markets; changes in the financial markets related to the cost of the Company's capital; the ability of the Company to access the public debt and equity markets to refinance indebtedness and fund the Company's capital expenditure program on satisfactory terms; supply or quality control problems with the Company's vendors; labor disputes and material shortages; and changes in economic conditions that affect the buying patterns of the Company's customers.

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Shareowners and Board of Directors
The Kroger Co.

We have audited the accompanying consolidated balance sheet of The Kroger Co. as of December 28, 1996 and December 30, 1995, and the related consolidated statements of operations and accumulated deficit, and cash flows for the years ended December 28, 1996, December 30, 1995, and December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Kroger Co. as of December 28, 1996 and December 30, 1995, and the consolidated results of its operations and its cash flows for the years ended December 28, 1996, December 30, 1995, and December 31, 1994, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Cincinnati, Ohio
January 22, 1997

                           CONSOLIDATED BALANCE SHEET

                                                      DECEMBER 28,  December 30,
(In thousands of dollars)                                 1996          1995
--------------------------------------------------------------------------------
ASSETS
Current assets
 Receivables......................................... $   324,050   $   288,067
 Inventories:
  FIFO cost..........................................   2,175,630     2,034,880
  Less LIFO reserve..................................    (461,689)     (449,163)
                                                      -----------   -----------
                                                        1,713,941     1,585,717
 Property held for sale..............................      38,333        40,527
 Prepaid and other current assets....................     276,440       192,673
                                                      -----------   -----------
   Total current assets..............................   2,352,764     2,106,984
Property, plant and equipment, net...................   3,063,534     2,662,338
Investments and other assets.........................     409,115       275,395
                                                      -----------   -----------
   TOTAL ASSETS...................................... $ 5,825,413   $ 5,044,717
                                                      ===========   ===========
LIABILITIES
Current liabilities
 Current portion of long-term debt................... $    11,642   $    24,939
 Current portion of obligations under capital leases.       9,501         8,975
 Accounts payable....................................   1,650,256     1,540,067
 Other current liabilities...........................   1,041,521       991,456
                                                      -----------   -----------
   Total current liabilities.........................   2,712,920     2,565,437
Long-term debt.......................................   3,478,743     3,318,499
Obligations under capital leases.....................     180,748       171,229
Deferred income taxes................................     151,036       153,232
Other long-term liabilities..........................     483,672       439,333
                                                      -----------   -----------
   TOTAL LIABILITIES.................................   7,007,119     6,647,730
                                                      -----------   -----------
SHAREOWNERS' DEFICIT
Common capital stock, par $1
 Authorized: 350,000,000 shares
 Issued: 1996--136,461,521 shares
1995--133,777,921 shares.............................     658,230       586,541
Accumulated deficit..................................  (1,596,050)   (1,945,923)
Common stock in treasury, at cost
1996--9,581,856 shares...............................
1995--9,575,950 shares...............................    (243,886)     (243,631)
                                                      -----------   -----------
   TOTAL SHAREOWNERS' DEFICIT........................  (1,181,706)   (1,603,013)
                                                      -----------   -----------
   TOTAL LIABILITIES AND SHAREOWNERS' DEFICIT........ $ 5,825,413   $ 5,044,717
                                                      ===========   ===========
--------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT Years Ended December 28, 1996, December 30, 1995 and December 31, 1994

                                             1996         1995         1994
(In thousands, except per share amounts)  (52 WEEKS)   (52 Weeks)   (52 Weeks)
--------------------------------------------------------------------------------
Sales.................................... $25,170,909  $23,937,795  $22,959,122
                                          -----------  -----------  -----------
Costs and expenses
 Merchandise costs, including warehousing
  and transportation.....................  19,041,465   18,098,027   17,404,940
 Operating, general and administrative...   4,616,749    4,406,445    4,228,046
 Rent....................................     301,629      299,828      299,473
 Depreciation and amortization...........     343,769      311,272      277,750
 Net interest expense....................     299,984      312,685      327,550
                                          -----------  -----------  -----------
   Total.................................  24,603,596   23,428,257   22,537,759
                                          -----------  -----------  -----------
Earnings before tax expense and extraor-
 dinary loss.............................     567,313      509,538      421,363
Tax expense..............................     214,578      190,672      152,460
                                          -----------  -----------  -----------
Earnings before extraordinary loss.......     352,735      318,866      268,903
Extraordinary loss, net of income tax
 benefit.................................      (2,862)     (16,053)     (26,707)
                                          -----------  -----------  -----------
   Net earnings.......................... $   349,873  $   302,813  $   242,196
                                          ===========  ===========  ===========
Accumulated Deficit
 Beginning of year....................... $(1,945,923) $(2,248,736) $(2,490,932)
 Net earnings............................     349,873      302,813      242,196
                                          -----------  -----------  -----------
 End of year............................. $(1,596,050) $(1,945,923) $(2,248,736)
                                          ===========  ===========  ===========
Primary earnings per Common Share
 Earnings before extraordinary loss .....      $ 2.68       $ 2.65       $ 2.37
 Extraordinary loss......................        (.02)        (.13)        (.24)
                                               ------       ------       ------
 Net earnings............................      $ 2.66       $ 2.52       $ 2.13
                                               ======       ======       ======
Average number of common shares used in
 primary
 calculation.............................     131,375      120,413      113,537
Fully-diluted earnings per Common Share
 Earnings before extraordinary loss .....      $ 2.67       $ 2.50       $ 2.19
 Extraordinary loss......................        (.02)        (.12)        (.21)
                                               ------       ------       ------
 Net earnings............................      $ 2.65       $ 2.38       $ 1.98
                                               ======       ======       ======
Average number of common shares used in
 fully-diluted
 calculation.............................     132,033      129,232      129,714

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 28, 1996, December 30, 1995, and December 31, 1994

                                                 1996        1995        1994
(In thousands of dollars)                     (52 WEEKS)  (52 Weeks)  (52 Weeks)
----------------------------------------------------------------------------------
Cash Flows From Operating Activities:
 Net earnings................................ $ 349,873   $ 302,813   $   242,196
 Adjustments to reconcile net earnings to net
  cash provided by operating activities:
  Extraordinary loss.........................     2,862      16,053        26,707
  Depreciation and amortization..............   343,769     311,272       277,750
  Amortization of deferred financing costs...    13,004      13,189        15,305
  Gain on sale of investment.................                             (25,099)
  Loss (gain) on sale of assets..............     4,496        (710)       (3,672)
  LIFO charge................................    12,526      14,103        16,087
  Non-cash contribution......................                               4,364
  Other changes, net.........................      (200)     (1,176)          694
  Net increase in cash from changes in
   operating assets and liabilities, net of
   effects from sale of subsidiary, detailed
   hereafter.................................  (248,528)    143,002       195,931
                                              ---------   ---------   -----------
   Net cash provided by operating activities.   477,802     798,546       750,263
                                              ---------   ---------   -----------
Cash Flows From Investing Activities:
 Capital expenditures........................  (733,883)   (726,142)     (533,965)
 Proceeds from sale of assets................     9,242      49,530        21,819
 (Increase) decrease in property held for
  sale.......................................       580       2,942       (19,694)
 (Increase) decrease in other investments....  (132,796)      8,106       (65,124)
 Proceeds from sale of investment............                              50,469
                                              ---------   ---------   -----------
   Net cash used by investing activities.....  (856,857)   (665,564)     (546,495)
                                              ---------   ---------   -----------
Cash Flows From Financing Activities:
 Debt prepayment costs.......................    (4,196)    (22,244)      (24,696)
 Financing charges incurred..................   (17,927)     (6,716)      (22,868)
 Principal payments under capital lease
  obligations................................    (9,229)     (8,780)       (8,249)
 Proceeds from issuance of long-term debt....   382,161     113,246       902,979
 Reductions in long-term debt................  (235,214)   (304,234)   (1,207,125)
 Outstanding checks..........................   193,997      18,633
 Proceeds from issuance of capital stock.....    48,120      38,451        24,753
 Proceeds from sale of treasury stock........                   151        30,609
 Capital stock reacquired....................      (254)       (217)         (257)
 Tax benefit of non-qualified stock options..    21,597      11,505         7,056
                                              ---------   ---------   -----------
   Net cash provided (used) by financing
    activities...............................   379,055    (160,205)     (297,798)
                                              ---------   ---------   -----------
Net decrease in cash and temporary cash
 investments.................................         0     (27,223)      (94,030)
Cash and Temporary Cash Investments:
 Beginning of year...........................         0      27,223       121,253
                                              ---------   ---------   -----------
 End of year................................. $       0   $       0   $    27,223
                                              =========   =========   ===========

Years Ended December 28, 1996, December 30, 1995, and December 31, 1994

                                                 1996        1995       1994
(In thousands of dollars)                     (52 WEEKS)  (52 Weeks) (52 Weeks)
-------------------------------------------------------------------------------
Increase (Decrease) In Cash From Changes In
 Operating Assets And Liabilities:
 Inventories (FIFO).......................... $(140,750)   $ 10,396   $(51,831)
 Receivables.................................   (35,983)    (18,207)    17,114
 Prepaid and other current assets............  (120,641)     (3,992)    (5,749)
 Accounts payable............................   (83,808)     98,681     68,080
 Accrued expenses............................    76,423      43,501    110,290
 Deferred income taxes.......................    45,665     (10,008)    (4,170)
 Other liabilities...........................    10,566      22,631     62,197
                                              ---------    --------   --------
                                              $(248,528)   $143,002   $195,931
                                              =========    ========   ========
-------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
All dollar amounts are in thousands except per share amounts.

ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in preparing these financial statements:

 Principles of Consolidation
The consolidated financial statements include the Company and all of its subsidiaries.

 Pervasiveness of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Segments of Business
The Company operates primarily in one business segment--retail food and drug stores, predominately in the Midwest and South as well as Colorado, Arizona, and Kansas. This segment represents more than 90% of consolidated revenue, operating profit and identifiable assets. The Company also manufactures and processes food for sale by its supermarkets and others and operates convenience stores.

 Inventories
Inventories are stated at the lower of cost (principally LIFO) or market. Approximately 88% of inventories for 1996 and 87% of inventories for 1995 were valued using the LIFO method. Cost for the balance of the inventories is determined using the FIFO method.

 Property Held for Sale
Property held for sale includes the net book value of property, plant and equipment that the Company plans to sell. The property is valued at the lower of cost or market on an individual property basis.

 Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation and amortization, which includes the amortization of assets recorded under capital leases, are computed principally using the straight-line method over the estimated useful lives of individual assets, composite group lives or the initial or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from ten to 40 years and equipment depreciation is based on lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives which vary from four to 25 years.

 Interest Rate Protection Agreements
The Company uses interest rate swaps and caps to hedge a portion of its borrowings against changes in interest rates. The interest differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements currently as a component of interest expense. Gains and losses from the disposition of hedge agreements are deferred and amortized over the term of the related agreements.

 Advertising Costs
The Company's advertising costs are predominately expensed as incurred and included in "operating, general and administrative expenses." Advertising expenses amounted to $302 million, $281 million and $250 million for 1996, 1995 and 1994, respectively.

 Deferred Income Taxes
Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting bases. The types of differences that give rise to significant portions of deferred income tax liabilities or assets relate to: property, plant and equipment, inventories and other charges, and accruals for compensation-related costs. Deferred income taxes are classified as a net current and noncurrent asset or liability based on the classification of the related asset or liability for financial reporting. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. (See Taxes Based on Income footnote.)

 Consolidated Statement of Cash Flows
For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be temporary cash investments. Outstanding checks represent disbursements which are funded as the item is presented for payment.

Cash paid during the year for interest and income taxes was as follows:

                                                        1996     1995     1994
                                                      --------------------------
Interest............................................. $304,240 $322,411 $329,570
Income taxes.........................................  166,732  175,151  131,156

PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:

                                                          1996         1995
                                                       ------------------------
Land.................................................. $   308,451  $   231,624
Buildings and land improvements.......................   1,034,441      792,089
Equipment.............................................   2,895,826    2,609,915
Leaseholds and leasehold improvements.................     807,422      763,381
Construction-in-progress..............................     417,080      492,750
Leased property under capital leases..................     263,398      254,897
                                                       -----------  -----------
                                                         5,726,618    5,144,656
Accumulated depreciation and amortization.............  (2,663,084)  (2,482,318)
                                                       -----------  -----------
                                                       $ 3,063,534  $ 2,662,338
                                                       ===========  ===========

Approximately $723,961, original cost, of Property, Plant and Equipment collateralizes certain mortgage obligations.

INVESTMENTS AND OTHER ASSETS

Investments and other assets consists of:

                                                                1996     1995
                                                              -----------------
Deferred financing costs..................................... $ 90,171 $ 85,417
Goodwill.....................................................   39,745   43,253
Investments in Debt Securities...............................  152,675   58,988
Other........................................................  126,524   87,737
                                                              -------- --------
                                                              $409,115 $275,395
                                                              ======== ========

The Company is amortizing deferred financing costs using the interest method. Substantially all goodwill is amortized on the straight-line method over 40 years. Investments in Debt Securities are held at their amortized cost and the Company intends to hold them to maturity.

OTHER CHARGES AND CREDITS

During 1994 the Company recorded a $25,100 pre-tax charge to recognize future lease commitments and losses on equipment in certain San Antonio stores sublet to Megafoods, Inc. which declared bankruptcy during 1994. The Company had sold its San Antonio stores to Megafoods in 1993. Also during 1994 the Company recorded a gain of $25,100 on the disposition of its investment in Hook-Superx, Inc. ("HSI"), as a part of the merger of HSI and a subsidiary of Revco D.S., after providing for certain tax indemnities related to HSI.

In 1994 the Company donated a portion of its stock investment in HSI, with a $4,364 pre-tax book value, to The Kroger Co. Foundation. The donation resulted in a $2,705 after tax expense ($.02 per fully diluted share) and produced a $5,942 tax benefit ($.04 per fully diluted share).

OTHER CURRENT LIABILITIES

Other current liabilities consists of:

                                                               1996      1995
                                                            -------------------
Salaries and wages......................................... $  292,393 $286,058
Taxes, other than income taxes.............................    146,781  152,006
Interest...................................................     39,202   39,993
Other......................................................    563,145  513,399
                                                            ---------- --------
                                                            $1,041,521 $991,456
                                                            ========== ========

TAXES BASED ON INCOME

The provision for taxes based on income consists of:

                                                     1996      1995      1994
                                                   ----------------------------
Federal
 Current.......................................... $146,296  $178,936  $127,393
 Deferred.........................................   43,638   (10,008)    2,184
                                                   --------  --------  --------
                                                    189,934   168,928   129,577
State and local...................................   24,644    21,744    22,883
                                                   --------  --------  --------
                                                    214,578   190,672   152,460
Tax credit from extraordinary loss................   (1,792)  (10,263)  (17,075)
                                                   --------  --------  --------
                                                   $212,786  $180,409  $135,385
                                                   ========  ========  ========

Targeted job tax credits reduced the tax provision by $1,206 in 1995, and $3,240 in 1994.

A reconciliation of the statutory federal rate and the effective rate is as follows:

                                                               1996  1995  1994
                                                               ----------------
Statutory rate................................................ 35.0% 35.0% 35.0%
State income taxes, net of federal tax benefit................  2.8   2.8   3.5
Tax credits...................................................  (.2)  (.4) (1.2)
Other, net....................................................   .2        (1.1)
                                                               ----  ----  ----
                                                               37.8% 37.4% 36.2%
                                                               ====  ====  ====

The tax effects of significant temporary differences and carryforwards that comprise deferred tax balances were as follows:

                                                            1996       1995
-------------------------------------------------------------------------------
 Current deferred tax assets:
  Compensation related costs............................. $  27,873  $  25,983
  Insurance related costs................................    33,109     32,131
  Inventory related costs................................    19,092     19,045
  Other..................................................    19,844     25,076
                                                          ---------  ---------
                                                             99,918    102,235
                                                          ---------  ---------
 Current deferred tax liabilities:
  Compensation related costs.............................   (63,691)   (24,669)
  Lease accounting.......................................    (3,680)    (4,180)
  Inventory related costs................................   (33,116)   (27,585)
  Other..................................................    (8,582)    (9,118)
                                                          ---------  ---------
                                                           (109,069)   (65,552)
                                                          ---------  ---------
 Current deferred taxes, net............................. $  (9,151) $  36,683
                                                          =========  =========
 Long-term deferred tax assets:
  Compensation related costs............................. $ 125,466  $ 118,255
  Insurance related costs................................    43,492     40,956
  Lease accounting.......................................    24,214     23,748
  Other..................................................    15,466      8,293
                                                          ---------  ---------
                                                            208,638    191,252
                                                          ---------  ---------
 Long-term deferred tax liabilities:
  Depreciation...........................................  (312,546)  (295,303)
  Compensation related costs.............................   (14,239)   (14,100)
  Lease accounting.......................................    (1,863)    (5,845)
  Deferred charges.......................................    (7,471)    (7,979)
  Other..................................................   (23,555)   (21,257)
                                                          ---------  ---------
                                                           (359,674)  (344,484)
                                                          ---------  ---------
 Long-term deferred taxes, net........................... $(151,036) $(153,232)
                                                          =========  =========

DEBT OBLIGATIONS

Long-term debt consists of:

                                                              1996       1995
                                                           ---------- ----------
Variable Rate Revolving Credit Facility, due 2002........  $1,001,459 $1,008,128
Credit Facility..........................................     110,000
9 1/4% Senior Secured Debentures, due 2005...............     107,648    131,011
8 1/2% Senior Secured Debentures, due 2003...............     200,000    200,000
8.15% Senior Notes due 2006..............................     240,000
9% Senior Subordinated Notes, due 1999...................                125,000
9 3/4% Senior Subordinated Debentures, due 2004..........      96,008    102,419
9 3/4% Senior Subordinated Debentures, due 2004, Series
 B.......................................................      46,050     48,051
9 7/8% Senior Subordinated Debentures, due 2002..........      83,065     86,658
6 3/4% to 9 5/8% Senior Subordinated Notes, due 1999 to
 2009....................................................     346,064    355,774
10% Senior Subordinated Notes, due 1999..................     124,703    139,244
10% Mortgage loans, with semi-annual payments due through
 2004....................................................     605,665    606,982
4 9/10% to 8 5/8% Industrial Revenue Bonds, due in vary-
 ing amounts through 2021................................     203,785    205,035
7 7/8% to 10 1/4% mortgages, due in varying amounts
 through 2017............................................     280,711    297,313
3 1/2% to 10 1/4% notes, due in varying amounts through
 2017....................................................      45,227     37,823
                                                           ---------- ----------
Total debt...............................................   3,490,385  3,343,438
Less current portion.....................................      11,642     24,939
                                                           ---------- ----------
Total long-term debt.....................................  $3,478,743 $3,318,499
                                                           ========== ==========

The aggregate annual maturities and scheduled payments of long-term debt for the five years subsequent to 1996 are:

        1997...................................................... $ 11,642
        1998...................................................... $ 16,095
        1999...................................................... $197,876
        2000...................................................... $ 28,868
        2001...................................................... $ 31,301

The Company has purchased a portion of the debt issued by the lenders of certain of its structured financings, which cannot be retired early, in an effort to effectively further reduce the Company's interest expense. Excluding the debt incurred to make these purchases, which are classified as investments, the Company's total debt would be $152,675 less or $3,337,710 at year-end 1996 compared to $3,284,450 at year-end 1995.

 Variable Rate Revolving Credit Facility
The Company has outstanding a Senior Competitive Advance and Revolving Credit Facility Agreement, dated as of July 19, 1994, as amended, (the "Credit Agreement"). The following constitutes only a summary of the principal terms and conditions of the Credit Agreement. Reference is directed to the Credit Agreement attached as an exhibit to the Company's Current Report on Form 8-K dated July 20, 1994.
The Credit Agreement provides for a $1,750,000 Senior Competitive Advance and Revolving Credit Facility (the "Facility"), which expires on July 20, 2002, and is not otherwise subject to amortization.

 Interest Rates
Borrowings under the Facility bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time, of (A) the average of the publicly announced prime rate of Chemical Bank and Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for three month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate ("Eurodollar Rate") plus the Applicable Percentage which varies from .125% to .5% based upon the Company's achievement of a financial ratio. At December 28, 1996, the Applicable Percentage was .225% for Eurodollar Rate advances. The Company also pays a facility fee ("Facility Fee") based on the entire $1,750,000 Facility which varies from .125% to .25% based upon the Company's achievement of a financial ratio. The Facility Fee at December 28, 1996 was .15%.

 Collateral
The Company's obligations under the Facility originally were collateralized by a pledge of a substantial portion of the Company's and certain of its Subsidiaries' assets, including substantially all of the Company's and such Subsidiaries' inventory and equipment and the stock of all Subsidiaries, which collateral also secured the Company's obligations under its Secured Debentures. On April 29, 1996, pursuant to the terms of the Credit Agreement, the Company elected to release all collateral.

 Prepayment
The Company may prepay the Facility, in whole or in part, at any time, without a prepayment penalty.

 Certain Covenants
The Credit Agreement contains covenants which, among other things, (i) restrict investments, capital expenditures, and other material outlays and commitments relating thereto; (ii) restrict the incurrence of debt, including the incurrence of debt by subsidiaries; (iii) restrict dividends and payments, prepayments, and repurchases of capital stock; (iv) restrict mergers and acquisitions and changes of business or conduct of business; (v) restrict transactions with affiliates; (vi) restrict certain sales of assets; (vii) restrict changes in accounting treatment and reporting practices except as permitted under generally accepted accounting principles; (viii) require the maintenance of certain financial ratios and levels, including fixed charge coverage ratios, senior debt ratios and total debt ratios; and (ix) require the Company to maintain interest rate protection providing that at least 50% of the Company's indebtedness for borrowed money is maintained at a fixed rate of interest.

 Credit Facility
Effective December 13, 1996, the Company entered into a $110,000 financing ("VEBA Financing") to fund the cost of providing certain employee benefits. The following constitutes only a summary of the principal terms and conditions of the financing. Reference is made to the credit agreement related to the VEBA Financing attached as an exhibit to the Company's Current Report on Form 8-K dated December 26, 1996.
The VEBA Financing provides for an initial term of 364 days. The Company annually may request a 364 day extension, subject to approval of the lenders. The Company currently intends to request, on an annual basis, that the lenders grant such an extension. Should the lenders decline the extension request, the Company expects to refinance the VEBA Financing with funds available under the Credit Agreement. The Company has classified this financing as long-term with a maturity equal to the Credit Agreement.
The VEBA Financing is a variable rate facility with a current borrowing rate of LIBOR plus 20 basis points, in addition to a facility fee of 9 basis points. The VEBA Financing includes various covenants, none of which, individually or in the aggregate, are more restrictive than those contained in the Credit Agreement.

 9 1/4% Senior Secured Debentures
On January 25, 1993, the Company issued $200,000 of 9 1/4% Senior Secured Debentures (the "9 1/4% Senior Secureds"). As of December 28, 1996, the Company has repurchased $92,352 of this issue, $23,363 of these repurchases were completed in 1996. The 9 1/4% Senior Secureds become due on January 1, 2005. The 9 1/4% Senior Secureds are redeemable at any time on or after January 1, 1998, in whole or in part at the option of the Company. The redemption prices commence at 104.625% and are reduced by 1.156% annually until

January 1, 2002 when the redemption price is 100%. These debentures were originally secured. On April 29, 1996, all collateral was released pursuant to the terms of the indenture.

 8 1/2% Senior Secured Debentures
On July 1, 1993, the Company issued $200,000 of 8 1/2% Senior Secured Debentures (the "8 1/2% Senior Secureds"). The 8 1/2% Senior Secureds become due on June 15, 2003. The 8 1/2% Senior Secureds are redeemable at any time on or after June 15, 1998, in whole or in part at the option of the Company. The redemption prices commence at 104.250% and are reduced by 1.4165% annually until June 15, 2001, when the redemption price is 100%. These debentures were originally secured. On April 29, 1996, all collateral was released pursuant to the terms of the indenture.

 8.15% Senior Notes
On July 24, 1996, the Company issued $240,000 of 8.15% Senior Notes (the "8.15% Senior Notes"). The 8.15% Senior Notes become due on July 15, 2006 and are not redeemable prior to their final maturity.

 9% Senior Subordinated Notes
The 9% Senior Subordinated Notes were redeemed on August 14, 1996.

 Senior Subordinated Indebtedness
Senior Subordinated Indebtedness consists of the following: (i) $175,000 9 3/4% Senior Subordinated Debentures due February 15, 2004, redeemable at any time on or after February 15, 1997 in whole or in part at the option of the Company, commencing at 104.875% in 1997 and reduced by 1.625% annually until 2000 when the redemption price is 100% (of the total $78,992 repurchased by the Company, $6,411 was repurchased in 1996); (ii) $100,000 9 3/4% Senior Subordinated Debentures due February 15, 2004, Series B, redeemable at any time on or after February 15, 1997 in whole or in part at the option of the Company, commencing at 104.875% in 1997 and reduced by 1.625% annually until 2000 when the redemption price is 100% (the Company has repurchased $53,950 of the 9 3/4% Senior Subordinated Debentures, Series B. $2,001 of these purchases occurred in
1996); (iii) $250,000 9 7/8% Senior Subordinated Debentures due August 1, 2002, redeemable at any time on or after August 1, 1999, in whole or in part at the option of the Company at par (the Company has repurchased $166,935 of the 9 7/8% Senior Subordinated Debentures, $3,593 in 1996); (iv) $355,774 6 3/4% to 9 5/8% Senior Subordinated Notes due March 15, 1999 to October 15, 2009, with portions of these issues subject to early redemption by the Company at varying times and premiums (the Company repurchased $9,710 of the notes in 1996); (v) $250,000 10% Senior Subordinated Notes due May 1, 1999. This issue is not subject to early redemption by the Company. The Company repurchased $14,541 of the 10% Senior Subordinated Notes during 1996. A total of $125,297 of this issue has been repurchased.

 Redemption Event
Subject to certain conditions (including repayment in full of all obligations under the Credit Agreement or obtaining the requisite consents under the Credit Agreement), the Company's publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days' notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. "Redemption Event" is defined in the indentures as the occurrence of
(i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company's Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

 Mortgage Financing
During 1989 the Company completed a $612,475, 10% mortgage financing of 127 of its retail properties, distribution warehouse facilities, food processing facilities and other properties (the "Properties"), with a net book value of $325,327 held by 13 newly formed wholly-owned subsidiaries. The wholly-owned subsidiaries mortgaged the Properties, which are leased to the Company or affiliates of the Company, to a newly formed special purpose corporation, Secured Finance Inc.
The mortgage loans had an original maturity of 15 years. The Properties are subject to the liens of Secured Finance Inc. The mortgage loans are subject to semi-annual payments of interest and principal on $150,000 of the borrowing based on a 30-year payment schedule and interest only on the remaining $462,475 principal amount. The unpaid principal amount will be due on December 15, 2004.

 Commercial Paper
Under the Credit Agreement the Company is permitted to issue up to $1,750,000 of unrated commercial paper and borrow up to $1,750,000 from the lenders under the Credit Agreement on a competitive bid basis. The total of unrated commercial paper, $196,000 at December 28, 1996, and competitive bid borrowings, $251,500 at December 28, 1996, however, may not exceed $1,750,000. All commercial paper and competitive bid borrowings must be supported by availability under the Credit Agreement. These borrowings have been classified as long-term because the Company expects that during 1997 these borrowings will be refinanced using the same type of securities. Additionally, the Company has the ability to refinance the short-term borrowings under the Facility which matures July 20, 2002.

 Interest Rate Protection Program
The Company uses derivatives to limit its exposure to rising interest rates. The guidelines the Company follows are: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $1,000,000 or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status. The Company's compliance with these guidelines is reviewed semi-annually with the Financial Policy Committee of the Company's Board of Directors.
The Company currently has in place various interest rate hedging agreements with notional amounts aggregating $3,160,000. The effect of these agreements is to: (i) fix the rate on $465,000 floating rate debt, with $100,000 of swaps expiring in December 1998, $125,000 expiring in January 1999, $75,000 expiring in January 2001, $65,000 expiring in December 2004, and the remaining $100,000 expiring in 2007, for which the Company pays an average rate of 6.72% and receives 6 month LIBOR; (ii) fix the rate on $860,000 floating rate debt incurred to purchase the Company's high-rate public bonds in the open market to match the original maturity of the debt purchased, with the Company borrowing at an effective rate that is lower than the yield to maturity of the repurchased debt and paying an average rate of 7.11% and receiving 6 month LIBOR on these agreements which will expire $375,000 in 2000, $395,000 in 2001, and $90,000 in 2002; (iii) swap the contractual interest rate on $350,000 of seven and ten year debt instruments into floating-rate instruments, for which the Company pays 6 month LIBOR and receives an average rate of 7.04%, with $100,000 of these contracts expiring in May 1999 and the remaining $250,000 expiring in August 2002, and concurrently, fixing the rate on $200,000 of floating rate debt, with $100,000 expiring in May 1997, and $100,000 expiring in August 1998, for which the Company pays an average rate of 6.87%; effectively changing a portion of the Company's interest rate exposure from seven to ten years to three to five years; (iv) swap the contractual interest rate on $735,000 of four, seven and ten year fixed-rate instruments into floating-rate instruments, for which the Company pays 6 month LIBOR and receives an average rate of 5.99%, with $75,000 of these swaps expiring in February 1998, $75,000 expiring in March 1998, $50,000 expiring in October 1999, $100,000 expiring in November 1999, $50,000 expiring in July 2000, $110,000 expiring in November 2000, $125,000 expiring in January 2001, and $150,000 expiring in July 2003; and (v) cap six month LIBOR on $550,000 for one to five years at rates between 5.0% and 6.0%, with $50,000 of the caps expiring in each of July 1997 and July 1998, $100,000 expiring in December 1997, $100,000 expiring in each of January 1997 and January 1998, and the remaining $150,000 expiring in January 1999. Interest expense was increased $11,071 and $2,760 in 1996 and 1995, respectively, and reduced $13,449 in 1994, as a result of the Company's hedging program.

The present value of the estimated annual effect on future interest expense of the Company's derivative portfolio, based on six month LIBOR of 5.63% as in effect at year-end and the forward yield curve at year-end is:

                                                       YEAR-END
                                                        LIBOR    FORWARD YIELD
                                                       AT 5.63%      CURVE
                                                       --------  ---------------
                                                                           LIBOR
                                                       INCOME (EXPENSE)    RATE
                                                       ------------------  -----
1997.................................................. $ (8,113) $ (7,775) 5.88%
1998..................................................   (7,910)   (6,958) 6.17%
1999..................................................   (7,700)   (6,536) 6.97%
2000..................................................   (6,585)   (5,929) 6.59%
2001..................................................   (1,653)   (1,934) 6.73%
2002..................................................    1,038      (658) 6.85%
2003..................................................     (310)     (430) 6.94%
2004..................................................     (469)       80  7.02%
                                                       --------  --------
                                                       $(31,702) $(30,140)
                                                       ========  ========

(See Fair Value of Financial Instruments footnote.)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Long-term Investments
The fair values of these investments are estimated based on quoted market prices for those or similar investments.

 Long-term Debt
The fair value of the Company's long-term debt, including the current portion thereof, is estimated based on the quoted market price for the same or similar issues.

 Interest Rate Protection Agreements
The fair value of these agreements is based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective years-end. If the swaps and caps were cancelled as of the respective years-end the result would have been a net cash outflow for 1996 and 1995. The swaps and caps are linked to the Company's debt portfolio. (See Accounting Policies and Debt Obligations footnotes.)
The estimated fair values of the Company's financial instruments are as follows:

                                         1996                   1995
                                 ---------------------  ---------------------
                                            ESTIMATED              ESTIMATED
                                  CARRYING     FAIR      CARRYING     FAIR
                                   VALUE      VALUE       VALUE      VALUE
                                 ---------- ----------  ---------- ----------
Long-term investments for which
 it is
 Practicable.................... $  154,748 $  154,645  $   53,423 $   53,423
 Not Practicable................ $   31,576 $      --   $   29,508 $      --
Long-term debt for which it is
 Practicable.................... $1,849,203 $1,980,925  $1,795,139 $1,942,414
 Not Practicable................ $1,641,182 $      --   $1,548,299 $      --
Interest Rate Protection Agree-
 ments
 Variable rate pay swaps........ $      --  $    4,900  $      --  $   30,595
 Fixed rate pay swaps........... $      --  $  (37,311) $      --  $  (56,120)
 Interest rate caps............. $    3,854 $    2,807  $    6,773 $    3,378
                                 ---------- ----------  ---------- ----------
                                 $    3,854 $  (29,604) $    6,773 $  (22,147)
                                 ========== ==========  ========== ==========

The investments for which it was not practicable to estimate fair value relate to equity investments accounted for under the equity method and investments in real estate development partnerships for which there is no market.
It was not practicable to estimate the fair value of $1,001,459 of long-term debt outstanding under the Company's Credit Agreement. There is no liquid market for this debt. The remaining long-term debt that it was not practicable to estimate relates to Industrial Revenue Bonds of $203,785, various mortgages of $280,711, and other notes of $155,227 for which there is no market.

LEASES

The Company operates primarily in leased facilities. Lease terms generally range from 10 to 25 years with options to renew at varying terms. Certain of the leases provide for contingent payments based upon a percent of sales. Rent expense (under operating leases) consists of:

                                                        1996     1995     1994
                                                      -------- -------- --------
Minimum rentals...................................... $291,256 $288,961 $288,499
Contingent payments..................................   10,373   10,867   10,974
                                                      -------- -------- --------
                                                      $301,629 $299,828 $299,473
                                                      ======== ======== ========

Assets recorded under capital leases consists of:

                                                             1996       1995
                                                           ---------  ---------
Distribution and manufacturing facilities................. $  30,381  $  35,382
Store facilities..........................................   233,017    219,515
Less accumulated amortization.............................  (118,589)  (118,482)
                                                           ---------  ---------
                                                           $ 144,809  $ 136,415
                                                           =========  =========

Minimum annual rentals for the five years subsequent to 1996 and in the aggregate are:

                                                            CAPITAL  OPERATING
                                                             LEASES    LEASES
                                                            -------- ----------
1997....................................................... $ 31,974 $  293,302
1998.......................................................   31,332    280,191
1999.......................................................   31,042    265,751
2000.......................................................   30,099    246,444
2001.......................................................   29,041    225,502
Thereafter.................................................  245,364  1,955,358
                                                            -------- ----------
                                                             398,852 $3,266,548
                                                                     ==========
Less estimated executory costs included in capital leases..   20,606
                                                            --------
Net minimum lease payments under capital leases............  378,246
Less amount representing interest..........................  187,997
                                                            --------
Present value of net minimum lease payments under capital
 leases.................................................... $190,249
                                                            ========

EXTRAORDINARY LOSS

The extraordinary loss in 1996, 1995 and 1994 relates to premiums paid to retire certain indebtedness early and the write-off of related deferred financing costs.

EARNINGS PER COMMON SHARE

Primary and fully diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. Fully diluted earnings per common share for 1995 is computed by adjusting both net earnings and shares outstanding as if the September 1995 conversion of the 6 3/8% Convertible Junior Subordinated Notes occurred on the first day of the year. The net earnings adjustment in 1995 was $3,590. Fully diluted earnings per common share for 1994 equal net earnings plus after-tax interest incurred on the 8 1/4% Convertible Junior Subordinated Debentures up to the date of their redemption on October 24, 1994, and on the 6 3/8% Convertible Junior Subordinated Notes of $14,805, divided by common shares outstanding after giving effect to dilutive stock options and for shares assumed to be issued on conversion of the Company's convertible securities.

PREFERRED STOCK

The Company has authorized 5,000,000 shares of voting cumulative preferred stock; 2,000,000 were available for issuance at December 28, 1996. The stock has a par value of $100 and is issuable in series.

COMMON STOCK

The Company has authorized 350,000,000 shares of $1 par common stock. The main trading market for the Company's common stock is the New York Stock Exchange, where it is listed under the symbol KR. For the three years ended December 28, 1996, changes in common stock were:

                                           ISSUED              IN TREASURY
                                    ---------------------  --------------------
                                      SHARES     AMOUNT      SHARES     AMOUNT
                                    -------------------------------------------
January 1, 1994...................  118,549,173 $ 308,534  10,901,846  $277,244
Exercise of stock options includ-
 ing restricted stock grants......    2,023,975    26,473      15,479       376
Sale of treasury shares to the
 Company's employee benefit plans.                 (3,495) (1,341,094)  (34,104)
Tax benefit from exercise of non-
 qualified stock options..........                  7,056
                                    ----------- ---------  ----------  --------
December 31, 1994.................  120,573,148   338,568   9,576,231   243,516
Exercise of stock options includ-
 ing restricted stock grants......    2,506,667    40,017       8,120       272
Shares issued on conversion of
 Convertible Junior Subordinated
 Notes............................   10,698,106   196,451      (8,401)     (157)
Tax benefit from exercise of non-
 qualified stock options..........                 11,505
                                    ----------- ---------  ----------  --------
December 30, 1995.................  133,777,921   586,541   9,575,950   243,631
Exercise of stock options includ-
 ing restricted stock grants......    2,683,600    50,091       5,906       255
Tax benefit from exercise of non-
 qualified stock options..........                 21,598
                                    ----------- ---------  ----------  --------
December 28, 1996.................  136,461,521 $ 658,230   9,581,856  $243,886
                                    =========== =========  ==========  ========

STOCK OPTION PLANS

The Company grants options for common stock to employees under various plans, as well as to its non-employee directors owning a minimum of 1,000 shares of common stock of the Company, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans provide for the exercise of options by exchanging issued shares of stock of the Company. At December 28, 1996 and December 30, 1995, 455,059 and 3,219,730
shares of common stock, respectively, were available for future options. Options may be granted under the 1987, 1988, 1990 and 1994 plans until 1997, 1998, 2000, and 2004, respectively, and generally will expire 10 years from the date of grant. Options granted prior to May 1994 become exercisable six months from the date of grant. Options granted beginning in May 1994 vest in one year to three years. All grants outstanding become immediately exercisable upon certain changes of control of the Company.
Changes in options outstanding under the stock option plans, excluding restricted stock grants, were:

                                                                WEIGHTED AVERAGE
                                                 SHARES SUBJECT   OF EXERCISE
                                                   TO OPTION    PRICE OF OPTIONS
                                                 ---------------------
Outstanding, January 1, 1994....................   11,608,359        $15.40
Granted.........................................    2,666,175        $23.39
Exercised.......................................   (1,878,973)       $13.23
Cancelled or expired............................      (89,679)       $19.79
                                                   ----------
Outstanding, December 31, 1994..................   12,305,882        $17.43
Granted.........................................    2,774,650        $25.70
Exercised.......................................   (2,339,390)       $16.89
Cancelled or expired............................      (77,615)       $14.18
                                                   ----------
Outstanding, December 30, 1995..................   12,663,527        $19.36
Granted.........................................    2,843,510        $41.42
Exercised.......................................   (2,669,708)       $18.07
Cancelled or expired............................      (91,759)       $32.24
                                                   ----------
Outstanding, December 28, 1996..................   12,745,570        $24.46
                                                   ==========

The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock awards. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and fully diluted net earnings per share would have been reduced by approximately $12,800, or $.09 per share and $5,200, or $.04 per share, for 1996 and 1995, respectively. The weighted average fair value of the options granted during 1996 and 1995 was estimated as $11.77 and $7.91, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: volatility of 22.7% and 26.6%, for 1996 and 1995, respectively, risk-free interest rate of 6.3% and 6.4%, for 1996 and 1995 respectively, and an expected term of approximately 3.3 years for both 1996 and 1995. A summary of options outstanding and exercisable at December 28, 1996 follows:

                        OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                --------------------------------------  ------------------------
                               WEIGHTED-
                                AVERAGE
                               REMAINING    WEIGHTED-                 WEIGHTED-
  RANGE OF        OPTIONS     CONTRACTUAL    AVERAGE      OPTIONS      AVERAGE
  EXERCISE      OUTSTANDING     LIFE IN     EXERCISE    EXERCISABLE   EXERCISE
    PRICE       AT 12/28/96      YRS.         PRICE     AT 12/28/96     PRICE
---------------------------------------------------------------------------
                                                    ----------------------------
$ 4.92-$10.00    1,014,958       1.36        $ 7.35      1,014,958     $ 7.35
$10.00-$20.00    3,436,067       4.94         16.17      3,436,067      16.17
$20.00-$30.00    5,490,510       7.14         24.37      3,992,720      24.07
$30.00-$44.50    2,804,035       9.42         41.44          9,700      41.06
                ----------                               ---------
                12,745,570                               8,453,445
                ==========                               =========

At December 30, 1995 and December 31, 1994, options for 8,869,223 shares and 9,725,292 shares, respectively, were exercisable at a weighted average exercise price of $17.04 and $15.34, respectively.
In addition to stock options, the Company may grant stock appreciation rights
(SARs) under the 1994 plan. In general, the eligible optionees are permitted to surrender the related option and receive shares of the Company's common stock and/or cash having a value equal to the appreciation on the shares subject to the options. The appreciation of SARs is charged to earnings in the current period based upon the market value of common stock. As of December 28, 1996 and December 30, 1995, there were no SARs outstanding.

The Company also may grant limited stock appreciation rights (LSARs) to executive officers in tandem with the related options. LSARs operate in the same manner as SARs but are exercisable only following a change of control of the Company. As of December 28, 1996 and December 30, 1995, there were no LSARs outstanding.
Also, the Company may grant restricted stock awards to eligible employee participants. In general, a restricted stock award entitles an employee to receive a stated number of shares of common stock of the Company subject to forfeiture if the employee fails to remain in the continuous employ of the Company for a stipulated period. The holder of an award is entitled to the rights of a shareowner except that the restricted shares and the related rights to vote or receive dividends may not be transferred. The award is charged to earnings over the period in which the employee performs services and is based upon the market value of common stock at the date of grant for those grants without performance contingencies. As of December 28, 1996 and December 30, 1995, awards related to 178,902 and 209,426 shares, respectively, were outstanding. Of the awards outstanding at December 28, 1996 and December 30, 1995, 100,000 shares are contingent on the attainment of certain performance objectives. The charge to earnings for grants with performance-contingent vesting includes share appreciation between the grant date and the vesting date.
The Company may grant performance units under the 1994 plan, either in conjunction with or independent of a grant of stock options. Performance units entitle a grantee to receive payment in common stock and/or cash based on the extent to which performance goals for the specified period have been satisfied. As of December 28, 1996 and December 30, 1995, there were no performance units outstanding.
Incentive shares may be granted under the 1994 plan, which consist of shares of common stock issued subject to achievement of performance goals. No incentive shares were outstanding as of December 28, 1996 and December 30, 1995.

CONTINGENCIES

The Company continuously evaluates contingencies based upon the best available evidence.
Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management's estimates, future earnings will be charged or credited.
The principal contingencies are described below:

Income Taxes--The Company has closed all tax years through 1983 with the Internal Revenue Service. The Internal Revenue Service has completed its examination of the Company's tax returns for tax years 1984- 1989. All issues have been resolved with one exception. Efforts to resolve this issue for tax years 1984-1986 with the Appeals Division of the Internal Revenue Service were unsuccessful. As a result the Company filed a petition with the United States Tax Court in Washington, D.C. Litigation was completed in November 1995 and a decision was rendered in January 1997 in favor of the Company. The Company is awaiting a decision from the Internal Revenue Service regarding appeal. This issue for years 1987-1989 is being held in abeyance pending the ultimate outcome of this court case. The Company has provided for this and other tax contingencies.

Insurance--The Company's workers' compensation risks are self-insured in certain states. In addition, other workers' compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers' compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

Litigation--The Company is involved in various legal actions arising in the normal course of business. Management is of the opinion that their outcome will not have a material adverse effect on the Company's financial position or results of operations.

WARRANT DIVIDEND PLAN

On February 28, 1986, the Company adopted a warrant dividend plan in which each holder of common stock is entitled to one common stock purchase right for each share of common stock owned. The

Plan was amended and restated as of November 30, 1995. When exercisable, the nonvoting rights entitle the registered holder to purchase one share of common stock at a price of $175 per share. The rights will become exercisable, and separately tradeable, ten days after a person or group acquires 10% or more of the Company's common stock or ten business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company's common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including the acquisition of 25% or more of the Company's common stock, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock with a market value of two times the exercise price. At the Company's option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $.01 per right. The rights are subject to adjustment and expire March 19, 2006.

PENSION PLANS

The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan. Employees are eligible to participate upon the attainment of age 21 (25 for participants prior to January 1, 1986) and the completion of one year of service, and benefits are based upon final average salary and years of service. Vesting is based upon years of service.
The Company-administered pension benefit obligations and the assets were valued as of the end of 1996 and 1995. Substantially all plan assets are invested in cash and short-term investments or listed stocks and bonds, including $94,229 and $118,187 of common stock of The Kroger Co. at the end of 1996 and 1995, respectively. The status of the plans at the end of 1996 and 1995 was:

                                                                 1996     1995
                                                               -----------------
Actuarial present value of benefit obligations:
 Vested employees............................................. $686,203 $642,582
 Non-vested employees.........................................   40,837   39,503
                                                               -------- --------
 Accumulated benefit obligations..............................  727,040  682,085
 Additional amounts related to projected salary increases.....  147,057  134,208
                                                               -------- --------
 Projected benefit obligations................................  874,097  816,293
Plan assets at fair value.....................................  947,725  878,121
                                                               -------- --------
Plan assets in excess of projected benefit obligations........ $ 73,628 $ 61,828
                                                               ======== ========
Consisting of:
 Unamortized transitional asset............................... $ 14,456 $ 22,997
 Unamortized prior service cost and net gain..................   40,860   18,617
 Adjustment required to recognize minimum liability...........   13,619   11,266
 Prepaid pension cost in Consolidated Balance Sheet...........    4,693    8,948
                                                               -------- --------
                                                               $ 73,628 $ 61,828
                                                               ======== ========

The components of net periodic pension expense (income) for 1996, 1995 and 1994 are as follows:

                                                   1996      1995       1994
                                                 -----------------------------
Service cost.................................... $ 25,977  $  20,249  $ 18,959
Interest cost...................................   61,090     57,218    47,778
Return on assets................................ (110,819)  (211,942)   23,935
Net amortization and deferral...................   28,785    131,360  (103,495)
                                                 --------  ---------  --------
Net periodic pension expense (income) for the
 year........................................... $  5,033  $  (3,115) $(12,823)
                                                 ========  =========  ========
Assumptions:
 Discount rate..................................     7.75%      7.25%      8.5%
 Salary Progression rate........................     4.75%      4.25%      5.5%
 Long-term rate of return on plan assets........      9.5%       9.5%      9.5%

1996 and 1995 assumptions represent the rates in effect at the end of the fiscal year. These rates were used to calculate the actuarial present value of the benefit obligations at December 28, 1996 and December 30, 1995, respectively. However, for the calculation of periodic pension expense for 1996 and income for 1995 the assumptions in the table above for 1995 and 1994, respectively, were used. The 1997 calculation of periodic pension expense (income) will be based on the assumptions in the table above for 1996.
The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 1996, 1995 and 1994 was $21,278, $24,902 and $24,298, respectively.
The Company participates in various multi-employer plans for substantially all union employees. Benefits are generally based on a fixed amount for each year of service. Contributions and expense for 1996, 1995 and 1994 were $88,758, $90,872 and $87,711, respectively. Information on the actuarial present value of accumulated plan benefits and net assets available for benefits relating to the multi-employer plans is not available.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. The majority of the Company's employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care and life insurance benefits occurs as claims or premiums are paid. For 1996, 1995 and 1994, the combined payments for these benefits were $10,634, $10,025 and $10,996, respectively.
The following table sets forth the postretirement benefit plans combined status at December 28, 1996 and December 30, 1995:

                                                                1996     1995
                                                              -------- --------
Accumulated postretirement benefit obligation (APBO)
 Retirees.................................................... $ 96,262 $100,166
 Fully eligible active participants..........................   36,898   36,862
 Other active participants...................................  120,012  125,098
                                                              -------- --------
                                                               253,172  262,126
 Unrecognized net gain.......................................   59,762   34,394
                                                              -------- --------
 Accrued postretirement benefit cost......................... $312,934 $296,520
                                                              ======== ========

The components of net periodic postretirement benefit costs are as follows:

                                                       1996     1995     1994
                                                      -------  -------  -------
Service costs (benefits attributed to employee serv-
 ices during the year)............................... $ 9,557  $ 9,344  $ 9,181
Interest cost on accumulated postretirement benefit
 obligations.........................................  18,006   20,662   19,743
Net amortization and deferral........................    (991)    (725)     --
                                                      -------  -------  -------
                                                      $26,572  $29,281  $28,924
                                                      =======  =======  =======

The significant assumptions used in calculating the APBO are as follows:

                                                        HEALTH CARE TREND RATE
                                                       -------------------------
                                              DISCOUNT                  YEARS TO
                                                RATE   INITIAL ULTIMATE ULTIMATE
                                              -------- ------- -------- --------
Year-end 1994................................  8.50%    12.3%    4.5%      12
Year-end 1995................................  7.25%    10.0%    5.0%       7
Year-end 1996................................  7.75%     9.3%    5.0%       6

The effect of a one percent increase in the medical trend rate is as follows:

                                                                PERIODIC
                                                                  COST    APBO
                                                         -----------------------
Year-end 1994..................................................  $4,088  $27,283
Year-end 1995..................................................  $4,037  $32,209
Year-end 1996..................................................  $4,114  $23,942

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

RECENTLY ISSUED ACCOUNTING STANDARDS

In February 1997 the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share". The Company will implement the statement in the fourth quarter 1997, the effect of which has not yet been determined.

QUARTERLY DATA (UNAUDITED)

                                            QUARTER
                          ----------------------------------------------     TOTAL
                            FIRST       SECOND      THIRD       FOURTH       YEAR
1996                      (12 WEEKS)  (12 WEEKS)  (16 WEEKS)  (12 WEEKS)  (52 WEEKS)
--------------------------------------------------------------------------------
Sales...................  $5,784,254  $5,844,366  $7,343,132  $6,199,157  $25,170,909
Merchandise costs.......   4,367,967   4,412,202   5,582,032   4,679,264   19,041,465
Extraordinary loss......      (1,084)       (766)       (928)        (84)      (2,862)
Net earnings............      75,406      77,612      71,420     125,435      349,873
Primary earnings per
 common share:
  Earnings before ex-
   traordinary loss ....         .59         .60         .55         .95         2.68
  Extraordinary loss....        (.01)       (.01)       (.01)          0         (.02)
                                ----        ----        ----        ----         ----
Primary net earnings per
 common share...........         .58         .59         .54         .95         2.66
Fully-diluted earnings
 per common share:
  Earnings before ex-
   traordinary loss ....         .59         .60         .55         .95         2.67
  Extraordinary loss....        (.01)       (.01)       (.01)          0         (.02)
                                ----        ----        ----        ----         ----
Fully-diluted net earn-
 ings per common share..         .58         .59         .54         .95         2.65
1995
--------------------------------------------------------------------------------
Sales...................  $5,464,954  $5,652,890  $6,959,216  $5,860,735  $23,937,795
Merchandise costs.......   4,129,439   4,267,794   5,284,006   4,416,787   18,098,027
Extraordinary loss......      (5,336)     (5,451)     (1,516)     (3,750)     (16,053)
Net earnings............      59,141      77,012      61,161     105,499      302,813
Primary earnings per
 common share:
  Earnings before ex-
   traordinary loss ....         .56         .71         .52         .84         2.65
  Extraordinary loss....        (.05)       (.05)       (.01)       (.03)        (.13)
                                ----        ----        ----        ----         ----
Primary net earnings per
 common share...........         .51         .66         .51         .81         2.52
Fully-diluted earnings
 per common share:
  Earnings before ex-
   traordinary loss ....         .53         .67         .49         .84         2.50
  Extraordinary loss....        (.04)       (.04)       (.01)       (.03)        (.12)
                                ----        ----        ----        ----         ----
Fully-diluted net earn-
 ings per common share..         .49         .63         .48         .81         2.38


 Common Stock Price Range

                                       1996          1995
                                   ------------- -------------
                   QUARTER         HIGH   LOW    HIGH   LOW
               --------------------------------------
            1st................... 39 5/8 33 1/2 27 7/8 23 3/8
            2nd................... 44     37 1/2 28     25
            3rd................... 45     37 1/8 34 3/4 26 1/2
            4th................... 47 1/2 40 3/4 37 3/4 31 7/8

The number of shareowners of record of common stock as of March 10, 1997, was 47,128.

Under the Company's Credit Agreement dated July 19, 1994, as amended, the Company is prohibited from paying cash dividends during the term of the Credit Agreement. The Company is permitted to pay dividends in the form of stock of the Company.

                            SELECTED FINANCIAL DATA

                                                FISCAL YEARS ENDED
                          ------------------------------------------------------------------
                          DECEMBER 28,  DECEMBER 30,  DECEMBER 31,  JANUARY 1,   JANUARY 2,
                              1996          1995          1994         1994         1993
                           (52 WEEKS)    (52 WEEKS)    (52 WEEKS)   (52 WEEKS)   (53 WEEKS)
                          ------------------------------------------------------------------
                               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Sales from continuing
 operations.............  $25,170,909   $23,937,795   $22,959,122   $22,384,301  $22,144,588
Earnings from continuing
 operations before ex-
 traordinary loss and
 cumulative effect of
 change in accounting...      352,735       318,866       268,903       170,805      101,160
Extraordinary loss (net
 of income tax
 credit)(A) ............       (2,862)      (16,053)      (26,707)      (23,832)    (107,103)
Cumulative effect of
 change in accounting
 (net of income tax
 credit)(B).............                                               (159,193)
Net earnings (loss).....      349,873       302,813       242,196       (12,220)      (5,943)
Fully diluted earnings
 (loss) per share
 Earnings from continu-
  ing operations before
  extraordinary loss....         2.67          2.50          2.19          1.50         1.11
 Extraordinary loss(A)..         (.02)         (.12)         (.21)         (.19)       (1.17)
 Cumulative effect of
  change in
  accounting(B).........                                                  (1.28)
 Net earnings (loss)....         2.65          2.38          1.98           .03         (.06)
Total assets............    5,825,413     5,044,717     4,707,674     4,480,464    4,303,084
Long-term obligations,
 including obligations
 under capital leases...    3,659,491     3,489,728     3,889,194     4,135,013    4,472,978
Shareowners' deficit....   (1,181,706)   (1,603,013)   (2,153,684)   (2,459,642)  (2,700,044)
Cash dividends per com-
 mon share..............      (C)           (C)           (C)           (C)          (C)
---------------------------------------------------------------------------------------------

(A) See Extraordinary Loss in the Notes to Consolidated Financial Statements.
(B) See Postretirement Health Care and Life Insurance Benefits in the respective year's Notes to Consolidated Financial Statements.
(C) The Company is prohibited from paying cash dividends under the terms of its Credit Agreement.

                               EXECUTIVE OFFICERS
WARREN F. BRYANT                      THOMAS E. MURPHY
President and Chief Executive Officer--
                                      Group Vice President

Dillon Companies, Inc.

                                      JACK W. PARTRIDGE, JR.
DAVID B. DILLON                       Group Vice President

President and Chief Operating Officer
                                      JOSEPH A. PICHLER

PAUL W. HELDMAN                       Chairman of the Board and Chief
                                      Executive Officer
Vice President, Secretary and General Counsel


MICHAEL S. HESCHEL                    RONALD R. RICE
                                      President--Manufacturing, Senior Vice
                                      President
Executive Vice President andChief Information Officer


PATRICK J. KENNEY
Executive Vice President              JAMES R. THORNE
                                      Senior Vice President


W. RODNEY MCMULLEN
Group Vice President and              LAWRENCE M. TURNER
Chief Financial Officer               Vice President and Treasurer

--------------------------------------------------------------------------------
The Company has a variety of plans designed to allow employees to acquire stock in Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

                         Star Bank, N.A. Cincinnati
                         P.O. Box 5277
                         Cincinnati, Ohio 45201
                         Toll Free 1-800-872-3307

Questions regarding the Company's 401(k) plan should be directed to the employee's Human Resources Manager or 1-800-2KROGER.

Questions concerning any of the other plans should be directed to the employee's local Human Resources Manager.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for the Company's Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

Written inquiries:            Certificate transfer and address changes:
                              The Bank of New York
The Bank of New York          Receive and Deliver Department
Investor Relations Department P.O. Box 11002
P.O. Box 11258                Church Street Station
Church Street Station         New York, New York 10286
New York, New York 10286

The Bank's toll-free number is: 1-800-524-4458.

SHAREOWNER UPDATES: The Kroger Co. provides a pre-recorded overview of the Company's most recent quarter. Call 1-800-4STOCKX or, in Cincinnati, 762-4723.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company's most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Financial information also is available on the Internet at www.cfonews.com/kr.
--------------------------------------------------------------------------------

  The Kroger Co. . 1014 Vine Street . Cincinnati, Ohio 45202 . (513) 762-4000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                 Cincinnati, Ohio, April 4, 1997
To All Shareholders
of The Kroger Co.:

The annual meeting of shareholders of The Kroger Co. will be held at the OMNI NETHERLAND PLAZA, 35 W. 5TH ST., Cincinnati, Ohio, on May 15, 1997, at 10 A.M., for the following purposes:

    1. To elect five directors to serve until the annual meeting of shareholders in 2000 or until their successors have been elected and qualified;

    2. To consider and act upon a proposal to approve the 1997 Long-Term Incentive Plan;

    3. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 1997; and

    4. To transact such other business as may properly be brought before the meeting; all as set forth in the Proxy Statement accompanying this Notice.

Holders of common shares of record at the close of business on March 18, 1997, will be entitled to vote at the meeting.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                                   By order of the Board of
                                                   Directors,
                                                   Paul W. Heldman, Secretary
                            . FOLD AND DETACH HERE .
-------------------------------------------------------------------------------

                                 THE KROGER CO.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING TO BE HELD MAY 15, 1997

  The undersigned hereby appoints each of JOSEPH A. PICHLER, JOHN T. LA MACCHIA and T. BALLARD MORTON, JR., or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. which the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which may properly come before the meeting. The undersigned hereby revokes any proxy previously given to vote such shares at the meeting or at any adjournment.

  THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE HEREOF AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. EXCEPT AS SPECIFIED TO THE CONTRARY ON THE REVERSE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, INCLUDING THE DISCRETION TO CUMULATE VOTES AND FOR PROPOSALS 2 AND 3.

                                    (CONTINUED, AND TO BE SIGNED, ON OTHER SIDE)
THE KROGER CO.
P.O. BOX 11127
NEW YORK, N.Y. 10203-0127

                                DID YOU KNOW???

   YOUR COMPANY IS THE WORLD'S LARGEST FLORIST. SEND FLOWERS ANYWHERE IN THE

                                WORLD BY CALLING

                            -------------------------

                                1-800-334-SEND

                                 8 AM-5 PM EST

                            -------------------------


                    [LOGO OF FLOWERS FROM AROUND THE WORLD]



                           . FOLD AND DETACH HERE .
--------------------------------------------------------------------------------

    --------
    |      |
    |      |
    --------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSALS 2 AND 3.

1. ELECTION OF DIRECTORS
   FOR ALL NOMINEES         WITHHOLD AUTHORITY TO VOTE          EXCEPTIONS
   listed below  [_]        for all nominees listed below  [_]             [_]


 Nominees REUBEN V. ANDERSON, CLYDE R. MOORE, JOHN D. ONG, JOSEPH A. PICHLER, AND MARTHA ROMAYNE SEGER.

 INSTRUCTION: To withhold authority to vote for any individual nominee, mark the EXCEPTIONS box above and write that nominee's name on the space provided below.

 ------------------------------------------------------------------------------
2. Approval of 1997 Long-Term Incentive Plan.
   FOR [_]   AGAINST [_]   ABSTAIN [_]

3. Approval of Coopers & Lybrand L.L.P., as auditors.

                                       If you wish to vote in accordance with
                                       the recommendations of management, all
                                       you need do is sign and return this
                                       card. The Proxy Committee cannot vote
                                       your shares unless you sign and return
                                       the card.

 FOR  [_]  AGAINST [_]   ABSTAIN [_]

     CHANGE OF ADDRESS
     OR COMMENTS MARK HERE [_]

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Dated: ___________________________, 1997


________________________________________
            Signature

________________________________________
            Signature

VOTES MUST BE INDICATED
              X
(X) IN BLACK OR BLUE INK.
--------------------------------------------------------------------------------
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.